                                                                     Exhibit 2.1
                                                                     -----------
                                                                  Execution Copy












                            TRANSWITCH CORPORATION

                         Opal Acquisition Corporation

                        ONEX COMMUNICATIONS CORPORATION


                     AGREEMENT AND PLAN OF REORGANIZATION


                          Dated as of August 16, 2001

                                TABLE OF CONTENTS

ARTICLE I.  THE MERGER...............................................................................................   2

1.1      The Merger..................................................................................................   2
1.2      Effects of the Merger.......................................................................................   2
1.3      Closing.....................................................................................................   2
1.4      Approval by the Stockholders of Onex........................................................................   2

ARTICLE II.  CONVERSION AND EXCHANGE OF SHARES.......................................................................   3

2.1      Conversion of Onex Securities; Applicable Cash Payment......................................................   3
2.2      No Fractional Shares of TranSwitch Common Stock.............................................................   6
2.3      Distribution of Shares TranSwitch Common Stock..............................................................   6
2.4      Onex Stock Options..........................................................................................   7
2.5      Closing of Stock Transfer Books.............................................................................   8
2.6      Dissenting Shares...........................................................................................   8
2.7      Escrow Shares...............................................................................................   8
2.8      Withholding.................................................................................................   9

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF ONEX AND MANAGEMENT.................................................    9

3.1      Organization, Standing and Power; Subsidiaries.............................................................    9
3.2      Capital Structure..........................................................................................   10
3.3      Authority..................................................................................................   11
3.4      Compliance with Laws and Other Instruments; Non-Contravention..............................................   11
3.5      Technology and Intellectual Property Rights................................................................   12
3.6      Financial Statements; Business Information.................................................................   15
3.7      Taxes......................................................................................................   15
3.8      Absence of Certain Changes and Events......................................................................   17
3.9      Real Property..............................................................................................   19
3.10     Personal Property..........................................................................................   19
3.11     Certain Transactions.......................................................................................   20
3.12     Litigation and Other Proceedings...........................................................................   20
3.13     No Defaults................................................................................................   20
3.14     Major Contracts............................................................................................   20
3.15     Material Reductions........................................................................................   21
3.16     Insurance and Banking Facilities...........................................................................   22
3.17     Employees..................................................................................................   22
3.18     Employee Benefit Plans.....................................................................................   22
3.19     Certain Agreements.........................................................................................   23
3.20     Guarantees and Suretyships.................................................................................   23
3.21     Brokers and Finders........................................................................................   23
3.22     Certain Payments...........................................................................................   24
3.23     Environmental Matters......................................................................................   24
3.24     Enforceability of Contracts, etc...........................................................................   24
3.25     Information Statement......................................................................................   24
3.26     Disclosure.................................................................................................   25
3.27     Reliance...................................................................................................   25

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS......................................................   25

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF TRANSWITCH AND MERGER SUB..............................................   26

5.1      Organization and Qualification.............................................................................   26
5.2      Capitalization.............................................................................................   26
5.3      Authority Relative to this Agreement.......................................................................   27

5.4      Non-Contravention..........................................................................................   27
5.5      Reports and Financial Statements...........................................................................   27
5.6      Validity of Total TranSwitch Merger Shares.................................................................   28
5.7      Consents and Approvals of Governmental Authorities.........................................................   28
5.8      Absence of Certain Changes or Events.......................................................................   28
5.9      Information Statement......................................................................................   28
5.10     Disclosure.................................................................................................   29
5.11     Reliance...................................................................................................   29
5.12     Private Placement..........................................................................................   29
5.13     Availability of Funds......................................................................................   29

ARTICLE VI. COVENANTS OF ONEX.......................................................................................   29

6.1      Conduct of Business in Ordinary Course.....................................................................   29
6.2      Dividends, Issuance of, or Changes in Securities...........................................................   30
6.3      Governing Documents........................................................................................   31
6.4      No Acquisitions............................................................................................   31
6.5      No Dispositions............................................................................................   31
6.6      Indebtedness...............................................................................................   31
6.7      Compensation...............................................................................................   31
6.8      Claims.....................................................................................................   31
6.9      Access to Properties and Records...........................................................................   31
6.10     Breach of Representations and Warranties...................................................................   32
6.11     Consents...................................................................................................   32
6.12     Tax Returns................................................................................................   32
6.13     Reserved...................................................................................................   32
6.14     Preparation of Disclosure and Solicitation Materials.......................................................   32
6.15     Exclusivity; Acquisition Proposals.........................................................................   32
6.16     Notice of Events...........................................................................................   33
6.17     Reasonable Best Efforts....................................................................................   33
6.18     Insurance..................................................................................................   33
6.19     Control of Operations......................................................................................   33
6.20     Disclosure Supplements.....................................................................................   33
6.21     Employment and Noncompetition Agreement....................................................................   34
6.22     Public Relations Agreement with Sterling Hager, Inc........................................................   34
6.23     Stockholder Approvals......................................................................................   34
6.24     Lock-up Agreements for Optionees...........................................................................   34

ARTICLE VII. COVENANTS OF TRANSWITCH................................................................................   34

7.1      Breach of Representations and Warranties...................................................................   35
7.2      Additional Information; Access.............................................................................   35
7.3      Consents...................................................................................................   35
7.4      Reasonable Best Efforts....................................................................................   35
7.5      Officers and Directors.....................................................................................   35
7.6      Registration Statement.....................................................................................   35
7.7      Notice of Events...........................................................................................   35
7.8      Third Party Beneficiaries..................................................................................   36
7.9      Blue Sky...................................................................................................   36

ARTICLE VIII. ADDITIONAL AGREEMENTS.................................................................................   36

8.1      Investment Agreements......................................................................................   36
8.2      Legal Conditions to the Merger.............................................................................   36
8.3      Employee Benefits..........................................................................................   36
8.4      Expenses...................................................................................................   37
8.5      Additional Agreements......................................................................................   37
8.6      Public Announcements.......................................................................................   37
8.7      Hart-Scott-Rodino Filing...................................................................................   38
8.8      (a) Reorganization Treatment...............................................................................   38

8.8      (b) Shares to be Issued in Lieu of Cash....................................................................   38

ARTICLE IX. CONDITIONS PRECEDENT....................................................................................   39

9.1      Conditions to Each Party's Obligation to Effect the Merger.................................................   39
9.2      Conditions of Obligations of TranSwitch and Merger Sub.....................................................   39
9.3      Conditions of Obligation of Onex...........................................................................   43

ARTICLE X. INDEMNIFICATION..........................................................................................   44

10.1     Indemnification Relating to Agreement......................................................................   44
10.2     Third Party Claims.........................................................................................   44
10.3     Tax Contests...............................................................................................   45
10.4     Limitations................................................................................................   46
10.5     Binding Effect.............................................................................................   46
10.6     Time Limit.................................................................................................   46
10.7     Sole Remedy................................................................................................   46

ARTICLE XI RESERVED.................................................................................................   46

ARTICLE XII. TERMINATION............................................................................................   47

12.1     Mutual Agreement...........................................................................................   47
12.2     Termination by TranSwitch..................................................................................   47
12.3     Termination by Onex........................................................................................   47
12.4     Outside Date...............................................................................................   47
12.5     Effect of Termination......................................................................................   47

ARTICLE XIII. MISCELLANEOUS.........................................................................................   47

13.1     Entire Agreement...........................................................................................   47
13.2     Governing Law; Consent to Jurisdiction.....................................................................   48
13.3     Notices....................................................................................................   48
13.4     Severability...............................................................................................   49
13.5     Survival of Representations and Warranties.................................................................   49
13.6     Assignment.................................................................................................   49
13.7     Counterparts...............................................................................................   50
13.8     Amendment..................................................................................................   50
13.9     Extension, Waiver..........................................................................................   50
13.10    Interpretation.............................................................................................   50
13.11    Knowledge..................................................................................................   50
13.12    Transfer, Sales, Documentary, Stamp and Other Similar Taxes................................................   51

EXHIBITS

EXHIBIT 2.2        --    Escrow Agreement
EXHIBIT 3.27       --    Voting Agreement
EXHIBIT 6.24       --    Lock-Up Agreement
EXHIBIT 8.1        --    Investment Agreement
EXHIBIT 8.2        --    Registration Rights Agreement
EXHIBIT 9.2(e)     --    Opinion of Bingham Dana LLP
EXHIBIT 8.2(m)     --    Release
EXHIBIT 9.2(u)     --    Key Employee Lock-Up
EXHIBIT 9.3        --    Opinion of Testa, Hurwitz & Thibeault, LLP

                            INDEX OF DEFINED TERMS


A

Acquisition Transaction.................................................  32
Aggregate Preference Amount.............................................   4
Aggregate Preferred Adjustable Amount...................................   4
Aggregate Preferred Amount..............................................   4
Agreement...............................................................   1
Applicable Cash Payment.................................................   4
Audited Balance Sheet Date..............................................  14
Audited Balance Sheets..................................................  14

B

Blue Sky................................................................  28

C

Cash Ratio..............................................................   4
Charter Documents.......................................................  10
Closing.................................................................   2
Closing Date............................................................   2
Code....................................................................   2
Commission..............................................................  27
Common Adjustable Amount................................................   4
Common Participating Amount.............................................   4
Confidentiality Agreement...............................................  31
Consent.................................................................  12
Constituent Corporations................................................   1

D

Delaware GCL............................................................   2
Dissenting Shares.......................................................   3

E

Effective Time..........................................................   2
Environmental Laws......................................................  24
ERISA...................................................................  22
ERISA Affiliate.........................................................  23
Escrow Agreement........................................................   8
Excess Parachute Payments...............................................  16
Exchange Act............................................................  27
Exchange Ratios.........................................................   4
Excluded Options........................................................   3
Excluded Shares.........................................................   3

F

Financial Statements....................................................  14

G

Governmental Entity.....................................................  12

H

Hazardous Materials.....................................................  24
HSR Act.................................................................  12

I

Indemnifiable Amounts...................................................  43
Indemnification Escrow Shares...........................................   8
Indemnification Representative..........................................  43
Information Statement...................................................  24
Investment Agreements...................................................  35

K

Knowledge...............................................................  50

L

Lease...................................................................  19
Leases..................................................................  19
Liens...................................................................  10
Lock-Up Parties.........................................................  41

M

Management..............................................................   9
Merger..................................................................   2
Merger Documents........................................................   2
Merger Sub..............................................................   1

N

New TranSwitch Stockholders.............................................  35

O

Onex....................................................................   1
Onex Certificates.......................................................   6
Onex Common Stock.......................................................   1
Onex Disclosure Schedule................................................   9
Onex Intellectual Property..............................................  12
Onex Material Adverse Effect............................................   9
Onex Option.............................................................  11
Onex Participants.......................................................  36
Onex Restricted Stock...................................................   5
Onex Voting Debt........................................................  11
Ordinary Course of Business.............................................  17
Outstanding Onex Options................................................   3
Outstanding Onex Shares.................................................   3

P

Parachute Payments......................................................  32
Person..................................................................  10
Plan....................................................................  22
Preference Amount.......................................................   5
Preferred Stock.........................................................   1

R

Registration Rights Agreement...........................................  35
Reports.................................................................  27

S

Securities Act..........................................................  18

Series A Adjustable Amount..............................................   5
Series A Preferred......................................................   1
Series B Adjustable Amount..............................................   5
Series B Preferred......................................................   1
Series C Adjustable Amount..............................................   5
Series C Preferred......................................................   1
Stockholders............................................................   1
Subsidiary..............................................................  10
Surviving Corporation...................................................   2

T

Tax.....................................................................  15
Tax Return..............................................................  15
Tax Returns.............................................................  15
Taxes...................................................................  15
Threshold Amount........................................................  44
TranSwitch..............................................................   1
TranSwitch Average Closing Price........................................   5
TranSwitch Common Stock.................................................   1
TranSwitch Disclosure Schedule..........................................  26
TranSwitch Material Adverse Effect......................................  26
TranSwitch Paid Securities..............................................   5
TranSwitch Plans........................................................  36
Total Onex Securities...................................................   5
Total TranSwitch Merger Consideration...................................   5
Transaction Documents...................................................  11
Transaction Expenses....................................................  37

U

Unaudited Balance Sheet.................................................  14
Unaudited Balance Sheet Date............................................  14

                     AGREEMENT AND PLAN OF REORGANIZATION


     AGREEMENT AND PLAN OF REORGANIZATION, dated as of August 16, 2001 (this "Agreement"), by and among TranSwitch Corporation, a Delaware corporation
 ---------
("TranSwitch"); Opal Acquisition Corporation, a Delaware corporation and a
  ----------
wholly-owned subsidiary of TranSwitch ("Merger Sub"); Onex Communications
                                        ----------
Corporation, a Delaware corporation ("Onex"); and the undersigned stockholders
                                      ----
of Onex (the "Stockholders").
              ------------

     Intending to be legally bound, and in consideration of the mutual representations, warranties, covenants and agreements contained herein, TranSwitch, Merger Sub and Onex (the "Constituent Corporations") and the
                                      ------------------------
Stockholders agree as follows:

                                  WITNESSETH:

     WHEREAS, the authorized capital stock of TranSwitch consists of 1,000,000 shares of Preferred Stock and 300,000,000 shares of Common Stock, par value $.001 per share (the "TranSwitch Common Stock");
                      -----------------------

     WHEREAS, the authorized capital stock of Merger Sub consists of 100 shares of Common Stock, par value $.01 per share;

     WHEREAS, the authorized capital stock of Onex consists of 56,105,905 shares of capital stock par value $.001 per share, (i) 35,000,000 shares of which are Common Stock (the "Onex Common Stock"), and (ii) 21,105,905 shares of which are
                   -----------------
Preferred Stock, of which, (a) 668,492 shares have been designated as Series A Convertible Preferred Stock ("Series A Preferred" ), (b) 9,094,843 shares have
                              ------------------
been designated as Series B Convertible Preferred Stock ("Series B Preferred"),
                                                          ------------------
and (c) 11,342,570 have been designated as Series C Convertible Preferred Stock ("Series C Preferred")(collectively, the Series A Preferred, the Series B
  ------------------
Preferred and the Series C Preferred are the "Preferred Stock");
                                              ---------------

     WHEREAS, the respective Boards of Directors of TranSwitch, Merger Sub and Onex have by resolutions approved this Agreement and deem it advisable for the mutual benefit of the Constituent Corporations, and of the respective stockholders of each, that Onex merge with and into Merger Sub upon the terms and subject to the conditions hereinafter set forth;

     WHEREAS, the Board of Directors of TranSwitch has received an opinion from Robertson Stephens, Inc. as to the fairness of the consideration from a financial point of view paid in the Merger (as defined in Section 1.1) to TranSwitch and Onex has received an opinion from Thomas Weisel Partners, LLC as to the fairness of the consideration from a financial point of view paid in the Merger to Onex's stockholders; and

     WHEREAS, the parties intend by executing and delivering this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");
                                                ----

     NOW, THEREFORE, in consideration of these premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


                                   ARTICLE I

                                  THE MERGER


     1.1  The Merger. Subject to the terms and conditions hereof, and in
          ----------
accordance with the Delaware General Corporation Law (the "Delaware GCL"), Onex
                                                           ------------
will be merged with and into Merger Sub (the "Merger"). A certificate of merger
                                              ------
and any other required documents (collectively, the "Merger Documents"), will be
                                                     ----------------
duly prepared, executed and acknowledged by Onex and Merger Sub and thereafter delivered to the Secretary of State of Delaware for filing in accordance with the Delaware GCL contemporaneously with the Closing (as defined in Section 1.3). The Merger will become effective at such time as the Merger Documents have been filed with the Secretary of State of Delaware (the "Effective Time"). Following
                                                    --------------
the Merger, Merger Sub will continue as the surviving corporation of the Merger (the "Surviving Corporation") under the laws of the State of Delaware, and the
      ---------------------
separate corporate existence of Onex will cease.

     1.2  Effects of the Merger. At and after the Effective Time, (i) the Merger
          ---------------------
will have all of the effects provided by the Merger Documents and the Delaware GCL, (ii) the Certificate of Incorporation of Merger Sub will be the Certificate of Incorporation of the Surviving Corporation until duly amended, (iii) the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until duly amended, (iv) the directors of Merger Sub will be the directors of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation, (v) the officers of Merger Sub will be the officers of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation, and (vi) the issued and outstanding certificates for the capital stock of Merger Sub will be the issued and outstanding certificates initially representing all of the issued capital stock of the Surviving Corporation. The Merger is intended to be a reorganization within the meaning of
Section 368(a) of the Code, and this Agreement is intended to constitute a "plan of reorganization" within the meaning of the regulations promulgated under
Section 368 of the Code.

     1.3  Closing. The closing of the transactions contemplated by this
          -------
Agreement (the "Closing") will take place as soon as practicable (but no more
                -------
than three (3) business days) after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article IX that by their terms are not to occur at the Closing (the "Closing Date"), but in no event later than
                              ------------
September 28, 2001 at the offices of Testa, Hurwitz & Thibeault LLP in Boston, Massachusetts, unless another date or place is agreed to in writing by TranSwitch and Onex. If all of the conditions set forth in Article IX hereof are determined to be satisfied (or duly waived) at the Closing, concurrently with the Closing the parties hereto will cause the Merger to be consummated by the filing of the Merger Documents with the Secretary of State of Delaware. The Closing will be deemed to have concluded at the Effective Time.

     1.4  Approval by the Stockholders of Onex.  Onex will take all action
          ------------------------------------
necessary in accordance with applicable law, its Charter Documents (as defined below) and any agreements to which it is a party to solicit the approval of this Agreement, the Merger and all of the transactions contemplated hereby by all stockholders of Onex by means of a written consent of stockholders in accordance with the Delaware GCL. Onex will use all commercially reasonable efforts to obtain such stockholder approval. Onex represents and warrants that its Board of Directors has duly (i) approved the Merger in accordance with the Delaware GCL, and (ii) resolved to recommend to the stockholders of Onex that they approve this Agreement, the Merger and all of the transactions contemplated hereby.


                                  ARTICLE II

                       CONVERSION AND EXCHANGE OF SHARES


     2.1  Conversion of Onex Securities; Applicable Cash Payment.

          (a) Subject to the limitations of Section 2.3 hereof, at the Effective Time, each share of Onex Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Onex Common Stock and Preferred Stock (i) held in the treasury of Onex, which shall not be considered as outstanding for purposes of this Agreement, (ii) held by TranSwitch or any subsidiary of TranSwitch or Onex, or (iii) held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall have perfected dissenters' rights in accordance with the Delaware GCL ("Dissenting Shares") (collectively, the "Excluded Shares"), shall,
               -----------------                       ---------------
by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and extinguished and converted into the right to receive the number of shares of TranSwitch Common Stock, and as to the Preferred Stock only, the Applicable Cash Payment (as defined below), determined in accordance with Section 2.1(d), and cash (rounded down to the nearest whole cent) in lieu of fractional shares, if any, pursuant to Section 2.2 below. Shares of Onex Common Stock and Preferred Stock that are issued and outstanding immediately prior to the Effective Time, excluding the Excluded Shares, are sometimes referred to herein as the "Outstanding Onex Shares."
                                     -----------------------

          (b) All rights or options to acquire Onex Common Stock and securities convertible into Onex Common Stock that are outstanding immediately prior to the Effective Time (other than rights or options held by TranSwitch or any subsidiary of TranSwitch or Onex (collectively, the "Excluded Options")) and do
                                                     ----------------
not expire pursuant to their terms on or before the Closing (each of which is specifically identified in Section 3.2 of the Onex Disclosure Schedule (as defined below)) are sometimes referred to herein as the "Outstanding Onex
                                                         ----------------
Options."
-------

          (c) At the Effective Time, each share of Preferred Stock and Onex Common Stock held (i) in the treasury of Onex, or (ii) by TranSwitch or any subsidiary of TranSwitch or Onex, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and retired and all rights in respect thereof shall cease to exist. All Excluded Options shall also, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and retired and all rights in respect thereof shall cease to exist.

          (d) The amount of consideration to be received for each share of Preferred Stock or Onex Common Stock, as provided in Section 2.1(a) (the "Exchange Ratios") shall be the applicable
 ---------------

Adjustable Amount (as hereinafter defined) plus, in the case of Preferred Stock, the relevant Applicable Cash Payment.

          "Aggregate Preference Amount" means (i) for Series A Preferred Stock,
           ---------------------------
the product determined by multiplying the Series A Preference Amount by 190,997,
(ii) for Series B Preferred Stock, the product determined by multiplying the Series B Preference Amount by 7,560,186, and (iii) for Series C Preferred Stock, the product determined by multiplying the Series C Preference Amount by 9,063,132.

          "Aggregate Preferred Amount" means the sum of the Series A Aggregate
           --------------------------
Preference Amount plus the Series B Aggregate Preference Amount plus the Series C Aggregate Preference Amount.

          "Applicable Cash Payment" means (i) for Series A Preferred, the number
           -----------------------
determined by multiplying $20,000,000 by the Series A Cash Ratio, divided by 190,997, (ii) for Series B Preferred, the product determined by multiplying $20,000,000 by the Series B Cash Ratio, divided by 7,560,186, and (iii) for Series C Preferred, the product determined by multiplying $20,000,000 by the Series C Cash Ratio, divided by 9,063,132.

          "Cash Ratio" means (i) for Series A Preferred Stock, the quotient
           ----------
obtained by dividing the Series A Aggregate Preference Amount by the Aggregate Preferred Amount, (ii) for Series B Preferred Stock, the quotient obtained by dividing the Series B Aggregate Preference Amount by the Aggregate Preferred Amount, and (iii) for Series C Preferred Stock, the quotient obtained by dividing the Series C Aggregate Preference Amount by the Aggregate Preferred Amount.

          "Common Adjustable Amount" means the quotient obtained by dividing the
           ------------------------
Common Participating Amount by the TranSwitch Average Closing Price.

          "Common Participating Amount" means the quotient obtained by dividing
           ---------------------------
(i) $75,000,000 minus the Aggregate Preferred Amount by (ii) the Total Onex Securities minus the TranSwitch Paid Securities (as defined below).

          "Preference Amount" means: (i) for shares of Series A Preferred Stock,
           -----------------
the Series A Preference Amount shall be the aggregate amount equal to the sum of the Series A Original Purchase Price of $1.05 per share plus an amount equal to eight percent (8%) per annum of the Series A Original Purchase Price calculated from the original date of issuance of the Series A Preferred Stock; (ii) for shares of Series B Preferred Stock, the Series B Preference Amount shall be the aggregate amount equal to the sum of the Series B Original Purchase Price of $1.08 per share plus an amount equal to eight percent (8%) per annum of the Series B Original Purchase Price calculated from the original date of issuance of the Series B Preferred Stock; and (iii) for shares of Series C Preferred Stock, the Series C Preference Amount shall be the aggregate amount equal to the sum of the Series C Original Purchase Price of $2.33 per share plus an amount equal to eight percent (8%) per annum of the Series C Original Purchase Price calculated from the original date of issuance of the Series C Preferred Stock.

          "Series A Adjustable Amount" means the quotient obtained by dividing
           --------------------------
(i) the Series A Preference Amount, minus the Series A Applicable Cash Payment, plus the Common Participating Amount by (ii) the TranSwitch Average Closing Price.

          "Series B Adjustable Amount" means the quotient obtained by dividing
           --------------------------
(i) the Series B Preference Amount, minus the Series B Applicable Cash Payment, plus the Common Participating Amount by (ii) the TranSwitch Average Closing Price.

          "Series C Adjustable Amount" means the quotient obtained by dividing
           --------------------------
(i) the Series C Preference Amount, minus the Series C Applicable Cash Payment, plus the Common Participating Amount by (ii) the TranSwitch Average Closing Price.

          "Total Onex Securities" means the sum of (i) the Outstanding Onex
           ---------------------
Shares, and (ii) all Outstanding Onex Options.

          "Total TranSwitch Merger Consideration" means the sum of the total
           -------------------------------------
number of shares of TranSwitch Common Stock issued to the stockholders at the Effective Time (the "Total TranSwitch Merger Shares"), plus the sum of the
                     ------------------------------
Applicable Cash Payments for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, plus cash in lieu of fractional shares.

          "TranSwitch Average Closing Price" means the average of the last
           --------------------------------
reported sale prices of TranSwitch Common Stock on the Nasdaq National Market for the 5 trading days ending the trading day immediately preceding August 16, 2001, which is equal to $9.584 (subject to appropriate adjustment in the event of a stock split, reverse stock split, stock dividend or similar event).

          "TranSwitch Paid Securities" means the sum of (i) 50% of the
           --------------------------
Outstanding Onex Options plus, and (ii) 50% of the issued and outstanding common stock subject to repurchase restrictions upon termination of employment (the "Onex Restricted Stock") that was unvested as of the date hereof.
 ---------------------

          If, however, at the Closing Date, the average of the last reported sale prices of TranSwitch Common Stock on the Nasdaq National Market for the 5 trading days ending the trading day immediately preceding the Closing Date (the "TranSwitch Merger Closing Price") is less than the TranSwitch Average Closing
 -------------------------------
Price, then notwithstanding this Section 2.1:

          "Series A Adjustable Amount" means the sum of the (i) quotient
           --------------------------
obtained by dividing (a) the Series A Preference Amount, minus the Series A Applicable Cash Payment by (b) the TranSwitch Merger Closing Price; plus (ii) the Common Adjustable Amount.

          "Series B Adjustable Amount" means the sum of the (i) quotient
           --------------------------
obtained by dividing (a) the Series B Preference Amount, minus the Series B Applicable Cash Payment by (b) the TranSwitch Merger Closing Price; plus (ii) the Common Adjustable Amount.

          "Series C Adjustable Amount" means the sum of the (i) quotient
           --------------------------
obtained by dividing (a) the Series C Preference Amount, minus the Series C Applicable Cash Payment by (b) the TranSwitch Merger Closing Price; plus (ii) the Common Adjustable Amount.

          "Preferred Series Shares" means the quotient obtained by dividing (i)
           -----------------------
the Aggregate Preference Amount minus $20,000,000 by (ii) the TranSwitch Merger Closing Price.

          "Common Adjustable Amount" means the quotient obtained by dividing (i)
           ------------------------
the Total TranSwitch Merger Shares minus the Preferred Series Shares by (ii) the Total Onex Securities minus twice the number of TranSwitch Paid Securities.

          (e) If any shares of Onex Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Onex, then the shares of TranSwitch Common Stock issued in exchange for such shares of Onex Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of TranSwitch Common Stock shall accordingly be marked with appropriate legends. Onex shall take all action that may be necessary to ensure that, from and after the Effective Time, TranSwitch is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     2.2  No Fractional Shares of TranSwitch Common Stock. Notwithstanding any
          -----------------------------------------------
other provision of this Agreement, neither certificates nor scrip for fractional shares of TranSwitch Common Stock shall be issued to any holder of Onex Common Stock or Preferred Stock in the Merger and the holder thereof shall not be entitled to any voting or other rights of a holder of shares or a fractional share interest. Each holder of shares of Preferred Stock or Onex Common Stock who otherwise would have been entitled to receive a fraction of a share of TranSwitch Common Stock shall receive in lieu thereof cash, without interest, in an amount determined by multiplying such holder's fractional interest by the TranSwitch Average Closing Price. All amounts of cash in respect of fractional interests which have not been claimed at the end of three years from the Effective Time by surrender of certificates for shares of Preferred Stock or Onex Common Stock shall be repaid to the Surviving Corporation, subject to the provisions of applicable escheat or similar laws, for the account of the holders entitled thereto.

     2.3  Distribution of Shares of TranSwitch Common Stock.
          -------------------------------------------------

          (a) As soon as practicable after the Effective Time, Equiserve (the "Exchange Agent") shall distribute the shares of TranSwitch Common Stock issuable pursuant to this Agreement and cash (in the case of Preferred Stock) and cash in lieu of fractional shares, if any, as provided in this Section 2.3. TranSwitch shall deliver to the Exchange Agent on the Closing Date, one or more certificates representing in the aggregate the number of shares of TranSwitch Common Stock issuable in the Merger in sufficient time for the Exchange Agent to make such distribution and the cash and cash in lieu of fractional shares, if any. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to any shares of TranSwitch Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

          (b) As soon as practicable after the Effective Time, TranSwitch shall cause to be mailed to each holder of record of a certificate or certificates (the "Onex Certificates") which immediately prior to the Effective Time
      -----------------
represented outstanding shares of Preferred Stock or Onex Common Stock, whose shares were converted into the right to receive shares of TranSwitch Common Stock (and cash in the case of Preferred Stock) and cash in lieu of fractional shares (if any), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Onex Certificates shall pass, only upon receipt of the Onex Certificates by the Exchange Agent, and shall be in such form and have such other provisions as TranSwitch may reasonably specify), and

(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of TranSwitch Common Stock (and cash in the case of Preferred Stock) and cash in lieu of fractional shares (if any). Upon surrender of an Onex Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by TranSwitch, with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and, if not previously delivered, duly executed counterparts of the Escrow Agreement, the Investment Agreement (as defined below), the Registration Rights Agreement, the Voting Agreement (as defined below) and such other duly executed documentation as may be reasonably required by TranSwitch to effect a transfer of such shares, the holder of such certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of TranSwitch Common Stock (and cash in the case of Preferred Stock) and cash in lieu of fractional shares which such holder has the right to receive (if any), and the Onex Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Onex Certificate that, prior to the Effective Time, represented shares of Preferred Stock and Onex Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of TranSwitch Common Stock (and cash in the case of Preferred Stock) into which such share of Preferred Stock and Onex Common Stock shall have been so converted (or the right to receive shares of TranSwitch Common Stock or cash upon completion of certain milestones pursuant to Article
XI) and the right to receive cash in lieu of the issuance of any fractional shares (if any), with a portion of such shares to be deposited in escrow pursuant to the Escrow Agreement, as provided in Section 2.7. All other rights as an Onex stockholder shall cease as of the Effective Time. Unless and until any such outstanding certificates for shares of Preferred Stock or Onex Common Stock shall be so surrendered, no dividend (cash or stock) payable to holders of record of shares of TranSwitch Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of any such outstanding certificate and his other rights as a stockholder of TranSwitch shall be suspended, but upon such surrender of such outstanding certificate there shall be paid to the record holder of the certificate of shares of TranSwitch Common Stock in exchange therefor the amount of dividends, if any, without interest and less any taxes which may have been imposed thereon, that have therefore become payable with respect to the number of those shares of TranSwitch Common Stock represented by such certificate issued upon such surrender and exchange, and his other rights as stockholder of TranSwitch shall thereafter be restored.

     2.4  Onex Stock Options. At or prior to the Effective Time, TranSwitch
          ------------------
and Onex shall take all action necessary to cause the assumption by TranSwitch as of the Effective Time of the Outstanding Onex Options, whether or not exercisable and whether or not vested. The number of shares of TranSwitch Common Stock that the holder of an assumed Outstanding Onex Option shall be entitled to receive upon the exercise of such option shall be a number of whole shares (rounded down to the nearest whole share) determined by multiplying the number of shares of Onex Common Stock subject to such options, determined immediately before the Effective Time, by the Common Adjustable Amount. The exercise price of each share of TranSwitch Common Stock subject to an assumed Outstanding Onex Option shall be the amount (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of Onex Common Stock at which such option is exercisable immediately before the Effective Time by the Common Adjustable Amount, but shall be not less than $.01. The assumption and substitution of the Outstanding Onex Options as provided herein shall not give the holders of such options additional benefits which they did not have immediately prior to the Effective Time or relieve the holders of any obligations or restrictions applicable to their options or the shares obtainable upon exercise of the options. Each Outstanding Onex Option assumed by TranSwitch shall be exercisable upon the same terms and conditions as under Onex's 1999 Stock Incentive Plan and the applicable option agreement issued thereunder, except that (A) each such Outstanding Onex Option shall be exercisable for that whole number of shares of TranSwitch Common Stock set forth above, and (B) the exercise price per share of TranSwitch Common Stock shall be adjusted as set forth above. TranSwitch shall
(i) on or prior to the Effective Time, reserve out of its unissued shares of Common Stock sufficient shares to provide for the exercise of the Outstanding Onex Options, (ii) use all reasonable efforts to immediately after the Effective Time register under the Securities Act (as defined below) those shares of TranSwitch Common Stock to be issued upon the exercise of the Outstanding Onex Options for a period ending on the first date by which all Outstanding Onex Options have been exercised, which registration shall initially be effective under a registration statement on Form S-8 or such other form as may be permitted under the Securities Act, (iii) as promptly as practicable after the Effective Time, but in any event not later than 5 business days after the Effective Time, issue to each holder of an Outstanding Onex Option a document evidencing the foregoing assumption by TranSwitch, and (iv) from and after the Effective Time, upon exercise of the assumed Outstanding Onex Options in accordance with the terms thereof, make available for issuance all shares of TranSwitch Common Stock covered thereby.

     2.5  Closing of Stock Transfer Books. Except pursuant to the exercise of
          -------------------------------
options and warrants outstanding on the date of this Agreement, the stock transfer books of Onex shall be closed at the close of business on the fifth (5) business day immediately preceding the Effective Time. In the event of a transfer of ownership of Preferred Stock or Onex Common Stock which is not registered in the transfer records of Onex, the shares of TranSwitch Common Stock and cash (if any) to be issued in the Merger as provided herein may be delivered to a transferee, if the certificate representing such Preferred Stock of Onex Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes.

     2.6  Dissenting Shares. Shares of Preferred Stock or Onex Common Stock
          -----------------
that have not been voted for adoption of this Agreement and with respect to which appraisal rights shall have been properly perfected in accordance with the Delaware GCL (the "Dissenting Shares") shall not be converted into the right to
                   -----------------
receive shares of TranSwitch Common Stock (and cash in the case of Preferred Stock) and cash in lieu of fractional shares (if any) in accordance with this Agreement, at or after the Effective Time, unless and until the holder of such Dissenting Shares withdraws his demand for such appraisal in accordance with the Delaware GCL or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw in accordance with the Delaware GCL his demand for such appraisal or shall become ineligible for such appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into the right to receive the shares of TranSwitch Common Stock (and cash in the case of Preferred Stock) and cash in lieu of fractional shares (if any) into which his Preferred Stock or Onex Common Stock was converted as of the Effective Time pursuant to this Agreement. Any amounts to be paid to holders of Dissenting Shares with respect to such Dissenting Shares shall be paid by the Surviving Corporation.

     2.7  Escrow Shares.
          -------------

          (a) The number of shares which is equal to (i) ten percent (10%) of the Total TranSwitch Merger Shares to be issued at the Closing plus (ii) 10% of $20,000,000 divided by the TranSwitch Average Closing Price (in each case, rounded up to the nearest number of whole shares for each holder) (the "Indemnification Escrow Shares") will be deposited and held in
                   -----------------------------
escrow in accordance with an Escrow Agreement in the form attached as Exhibit
2.2 with such changes as may be agreed to by TranSwitch, Onex and the Escrow Agent (the "Escrow Agreement") as the sole source of indemnification payments
            -----------------
that may become due to TranSwitch pursuant to Article X. The Escrow Shares will be withheld on a pro rata basis from among the holders of the Outstanding Onex Shares based on the amount of the Total TranSwitch Merger Consideration received by each holder at the Closing. The exact number of Escrow Shares held for the account of each Onex stockholder will be determined at the Closing by the agreement in writing of TranSwitch and Onex consistent with the provisions of this Section 2.7 and the terms of the Escrow Agreement. The delivery of the Escrow Shares will be made on behalf of the holders of the Outstanding Onex Shares in accordance with the provisions hereof, with the same force and effect as if such shares had been delivered by TranSwitch directly to such holders and subsequently delivered by such holders to the Escrow Agent. The adoption of this Agreement by stockholders of Onex will also constitute their approval of the terms and provisions of the Escrow Agreement, which is an integral term of the Merger.

     2.8  Withholding.  TranSwitch and the Surviving Corporation shall be
          -----------
entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder of Onex stock pursuant to this Agreement such amounts as TranSwitch or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.


                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF ONEX AND MANAGEMENT


     Except as set forth in the disclosure schedule of Onex dated as of the date hereof and delivered herewith to TranSwitch (the "Onex Disclosure Schedule")
                                                  ------------------------
which identifies the section and subsection to which each disclosure therein relates, and whether or not the Onex Disclosure Schedule is referred to in a specific section or subsection, Onex and each of Phil Nyborg, Subhash Roy and Daniel Curtis, in their individual and in their corporate capacities (the "Management"), jointly and severally represent and warrant to TranSwitch and
 ----------
Merger Sub as follows:

     3.1  Organization, Standing and Power; Subsidiaries.
          ----------------------------------------------

          (a) Onex is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have an Onex Material Adverse Effect (as hereinafter defined).

          As used in this Agreement, "Onex Material Adverse Effect" means a
                                      ----------------------------
change to or effect on Onex which could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets, or liabilities (without giving effect to the consequences of the transactions contemplated by this Agreement, and other than changes in general economic conditions) of Onex including its Subsidiaries taken as a whole provided, however, that Onex Material Adverse Effect shall not be deemed to include the impact of (a) changes in generally accepted accounting principles, and (b) acts or omissions of Onex taken with the prior written consent of or at the written direction of TranSwitch after the date of Closing. It is understood by the parties that any violation or termination of any agreement in effect prior to or on the date hereof by and between Onex and either International Business Machines Corporation or Tensilica, Inc. is deemed to be an Onex Material Adverse Effect for purposes of this Agreement. In this Agreement, a Subsidiary" of any Person means a corporation, partnership, limited
             ----------
liability company, joint venture or other entity of which such Person directly or indirectly owns or controls a majority of the equity interests or voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company, joint venture or other entity. References to Onex in this Agreement shall be deemed to include all Subsidiaries of Onex, if any, unless the context specifically requires otherwise. In this Agreement, "Person" means
                                                                 ------
any natural person, corporation, partnership, limited liability company, joint venture or other entity.

          All Subsidiaries of Onex and their jurisdiction of incorporation are completely and correctly listed in Section 3.1 of the Onex Disclosure Schedule. Onex has delivered to TranSwitch complete and correct copies of the articles or certificate of incorporation, bylaws and/or other primary charter and organizational documents ("Charter Documents") of Onex and its Subsidiaries, in
                           -----------------
each case as amended to the date hereof. The minute books and stock records of Onex and its Subsidiaries, complete and correct copies of which have been delivered to TranSwitch, contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the stockholders of Onex and its Board of Directors, or the Subsidiaries and their Boards of Directors, as the case may be, and all original issuances and subsequent transfers, repurchases and cancellations of Onex's capital stock and the Subsidiaries' capital stock. Section 3.1 of the Onex Disclosure Schedule contains a complete and correct list of the officers and directors of Onex and its Subsidiaries.

          (b) Except for the Subsidiaries listed in Section 3.1 of the disclosure schedule, Onex has never owned, nor does it currently own, directly or indirectly, any capital stock or other equity securities of any corporation or have direct or indirect equity or ownership interest in any partnership, limited liability company, joint venture or other entity. All of the outstanding shares of capital stock of each Subsidiary of Onex are owned beneficially and of record by Onex, one of its other Subsidiaries, or any combination thereof, in each case free and clear of any security interests, liens, charges, restrictions, claims, encumbrances or assessments of any nature whatsoever ("Liens"); and there are no outstanding subscriptions, warrants, options,
 ------
convertible securities, or other rights (contingent or other) pursuant to which any of the Subsidiaries is or may become obligated to issue any shares of its capital stock to any Person other than Onex or one of the other Subsidiaries.

     3.2  Capital Structure.
          -----------------

          (a) The authorized capital stock of Onex consists (i) of 35,000,000 shares of Onex Common Stock, of which 2,841,782 shares are issued and outstanding as of the date of this Agreement and 39,996 shares are issued and held as treasury shares by Onex, (ii) 668,492 shares of Series A Preferred Stock, of which 668,492 shares are issued and outstanding as of the date of this Agreement, (iii) 9,094,843 shares of Series B Preferred Stock, of which 9,094,843 are issued and outstanding as of the date of this Agreement, and (iv) 11,342,570 shares of Series C Preferred Stock, of which 10,683,340 are issued and outstanding as of the date of this Agreement. The Onex Disclosure Schedule sets forth all holders of Onex Common Stock and the number of shares owned. The Onex Disclosure Schedule also sets forth any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character (each, an "Onex Option") to which Onex is a party or by which Onex may be bound
           -----------
obligating Onex to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Onex, or obligating Onex to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right.

          (b) All outstanding shares of Onex Common Stock and Preferred Stock are, and any shares of Onex Common Stock issued upon exercise of any Outstanding Onex Options will be, validly issued, fully paid, nonassessable and not subject to any preemptive rights (other than those which have been duly waived), or to any agreement to which Onex is a party or by which Onex may be bound. Onex does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of shares of Onex Common Stock on any matter ("Onex Voting Debt") or (ii) are or will become entitled to
                ----------------
receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

     3.3  Authority. The execution, delivery and performance of this Agreement
          ---------
by Onex has been duly authorized by all necessary action of the Board of Directors of Onex, and prior to the Closing, shall have been duly authorized by all necessary action of the stockholders of Onex under the Charter, the Delaware GCL and this Agreement and any of Onex's financing documents. Certified copies of the resolutions adopted by the Board of Directors of Onex and its stockholders approving this Agreement and the Merger have been or will be provided to TranSwitch prior to the Closing. Onex has duly and validly executed and delivered this Agreement, and this Agreement constitutes a valid, binding and enforceable obligation of Onex in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of Creditors' rights generally and by principles of equity regarding the availability of remedies.

     3.4  Compliance with Laws and Other Instruments; Non-Contravention. Onex
          -------------------------------------------------------------
holds, and at all times has held, all licenses, permits and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Entities having jurisdiction over it or any part of its operations, except, however, when such failure to hold would not have an Onex Material Adverse Effect. There are no violations or claimed violations by Onex of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation except, however, for such violations which would not have an Onex Material Adverse Effect. Assuming the receipt of all Consents (as defined below), neither the execution, delivery or performance of this Agreement, by Onex and the stockholders, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Onex or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Onex is a party, or under which Onex is obligated, or by which Onex or any of the rights, properties or assets of Onex are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Onex; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Onex is a party, or under which Onex is obligated, or by which Onex or any of the rights, properties or assets of Onex are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Onex is a party, or under which Onex may be obligated, or by which Onex or any of the rights, properties or assets of Onex are subject or bound, other than any of the foregoing which would not have an Onex Material Adverse Effect. Section 3.4 of the Onex Disclosure Schedule sets forth each agreement, contract or other instrument binding upon Onex requiring a notice or consent (by its terms or as a result of any conflict or other contravention required to be disclosed in the Onex Disclosure Schedule pursuant to the preceding provisions of this Section 3.4) as a result of the execution, delivery or performance of this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Voting Agreement and the Investment Agreement (collectively, the "Transaction Documents") by Onex
                                                 ---------------------
and the stockholders or the consummation of the Merger or any other transaction described herein (each such notice or consent, a "Consent"). No consent,
                                                  -------
approval, order, or authorization of or registration, declaration, or filing with or exemption (also a "Consent") by, any court, administrative agency or
                           -------
commission or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity") is required by or with respect to Onex
                    -------------------
or any of its Subsidiaries in connection with the execution, delivery or performance of the Transaction Documents by Onex and the stockholders or the consummation of the Merger or any other transaction described herein, except for the filing by Onex and Merger Sub of the appropriate Merger Documents with the Secretary of State of Delaware and the filing of a Notification and Report form in accordance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (collectively, the "HSR Act").

     3.5  Technology and Intellectual Property Rights.
          -------------------------------------------

          (a)   For the purposes of this Agreement, "Onex Intellectual Property"
                                                     --------------------------
consists of the following intellectual property:

          (i) all patents, trademarks, trade names, service marks, trade dress, copyrights and any renewal rights therefor, mask works, schematics, software, firmware, technology, manufacturing processes, supplier lists, customer lists, trade secrets, know-how, moral rights and applications and registrations for any of the foregoing;

          (ii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

          (iii) all other tangible or intangible proprietary information and materials; and

          (iv) all license agreements entered into, and rights licensed by Onex in any third party product or any third party intellectual property described in (i) through (iii) above;

that are owned or held by or on behalf of Onex or that are being, and/or have been, used, or are currently under development for use, in the business of Onex as it has been, is currently or is currently planned to be conducted; provided, however, that Onex Intellectual Property will not include any commercially available third party software or related intellectual property.

          (b) Section 3.5 of the Onex Disclosure Schedule lists: (i) all of the Onex Intellectual Property; (ii) all hardware products and tools, software products and tools and services that are currently published, offered, or under development by Onex; and (iii) all licenses, sublicenses and other agreements to which Onex is a party and pursuant to which Onex or any other person is authorized to use any Onex Intellectual Property or exercise any other right with regard thereto. The disclosures described in (iii) hereof include the identities of the parties to the relevant agreements, a description of the nature and subject matter thereof, the term thereof and the applicable royalty or summary of any formula or procedure for determining such royalty. In the event and to the extent that Onex discovers that any Onex Intellectual Property was omitted from the Onex Disclosure Schedule, all rights in the same shall be transferred and shall be deemed to have been transferred to TranSwitch on the same basis as all other rights to Onex Intellectual Property hereunder, and the tangible forms of such Onex Intellectual Property will be promptly provided to TranSwitch if, as and when discovered.

          (c) Onex Intellectual Property consists solely of items and rights that are either: (i) owned by Onex; or (ii) are licensed by Onex and its successors from a third party to use pursuant to a valid license which Onex has entered into with such third party. All Onex Intellectual Property that consists of license or other rights to third party property is separately set forth in
Section 3.5 of the Onex Disclosure Schedule. Onex has all rights in Onex Intellectual Property necessary to carry out Onex's current, former and planned future activities, including without limitation rights to make, use, exclude others from making, using, selling or offering for sale (to the extent Onex holds issued patents), reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell Onex Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

          (d) Onex is not, nor as a result of the execution or delivery of the Transaction Documents, or performance of Onex's obligations hereunder or the consummation of the Merger, will Onex be, in violation of any license, sublicense or other agreement relating to any Onex Intellectual Property to which Onex is a party. Onex is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor has Onex been notified by any third party that such third party is entitled to any consideration, with respect to any exercise of rights by Onex or TranSwitch, as successor to Onex, in Onex Intellectual Property.

          (e) The use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights by Onex in any product, work, technology, service or process as used, provided, or offered at any time by Onex, or as proposed by Onex for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Onex does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, or right in personal data of any Person. To Onex's knowledge no claims (i) challenging the validity, effectiveness, or ownership by Onex of any Onex Intellectual Property, or (ii) that Onex's use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or Onex's exercise of any other rights in any Onex product, work, technology, service, or process as used, provided or offered at any time by Onex, or as proposed for use by Onex, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights by Onex infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against Onex or, to the knowledge of Onex (as defined below), are threatened by any Person nor are there any valid grounds for any bona fide claim of any such kind. There are no known legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any Onex Intellectual Property, other than review of pending applications for patents or trademarks, and Onex is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All granted or issued patents and mask works and all registered trademarks and copyright registrations owned by Onex are to Onex's knowledge valid, enforceable and subsisting. To the knowledge of Onex, there is no unauthorized use, infringement, or misappropriation of any Onex Intellectual Property by any third party, employee or former employee.

          (f) Section 3.5 of the Onex Disclosure Schedule separately lists all parties (other than employees) who have been retained or engaged by Onex and have created any portion of, or otherwise have any rights in or to, such Onex Intellectual Property, other than Onex Intellectual Property that is licensed to Onex. Onex has secured from all parties who have created any portion of, or otherwise have any rights in or to, Onex Intellectual Property valid and enforceable written assignments of any such work or other rights to Onex and has provided true and complete copies of such assignments to TranSwitch.

          (g) Onex has obtained written agreements from all employees and from third parties with whom Onex, to its knowledge, has shared confidential proprietary information (i) of Onex, or (ii) received from others that Onex is obligated to treat as confidential and to obtain the written agreement of employees and others to keep confidential. Such written agreements require such employees and third parties to keep such information confidential in accordance with the terms thereof. Onex has made available copies of such written agreements, as executed, to TranSwitch.

          (h)  Notwithstanding any provision of this Agreement in general or
Section 3.5 in particular which may indicate or suggest the contrary, the following Onex Intellectual Property shall be conveyed to TranSwitch on an AS-IS basis only, with no warranties or representations of any kind having been made or to be implied, together with any and all liabilities that may be associated therewith: The Onex Intellectual Property assigned to Onex (the "Assigned Intellectual Property") pursuant to the Assignment Agreement by and between TranSwitch and Onex, dated as of September 17, 1999, as amended to date. It is further agreed that, if TranSwitch shall be subject to monetary losses of any kind, including but not limited to claims, judgements, settlements and fines, related to the infringement or alleged infringement of the rights of any third party by any Onex Intellectual Property that is derived from the Assigned Intellectual Property, then TranSwitch shall have a right of reimbursement pursuant to Article X hereof for an amount equal to (a) 50% of such claim, judgement, settlement and fine and (b) 100% of attorneys fees and other costs related to such claim, judgement, settlement or fine.

          (i) Any breach of the representations and warranties set forth in this Section 3.5 shall be deemed to be unintentional, absent clear and convincing evidence to the contrary. However, it is agreed that such presumption shall not affect the rights of TranSwitch to reimbursement with respect to any and all losses related to any such breach to which TranSwitch is otherwise entitled pursuant to Article X.

     3.6  Financial Statements; Business Information.
          ------------------------------------------

          (a) Onex has delivered to TranSwitch an unaudited balance sheet (the "Unaudited Balance Sheet") as of June 30, 2001 (the "Unaudited Balance Sheet
 -----------------------                             -----------------------
Date") and audited balance sheets (the "Audited Balance Sheets") as of December
----                                    ----------------------
31, 2000 (the "Audited Balance Sheet Date") and December 31, 1999, unaudited
               --------------------------
statements of income and cash flows for the six-month period ended June 30, 2001 and audited statements of income and cash flows for the fiscal years ended December 31, 2000 and 1999 (all of such balance sheets and statements of income and cash flows are collectively referred to as the "Financial Statements"). The
                                                    --------------------
Financial Statements: (i) are in accordance with the books and records of Onex;
(ii) present fairly, in all material respects, the financial position of Onex as of the date indicated and the results of its operations and cash flows for such periods; and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of interim statements to year-end adjustments, which will not be material either individually or in the aggregate and except as described in the Section 3.6 of the Onex Disclosure Schedule). As of the Unaudited Balance Sheet Date, there were no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown or provided for either in the Unaudited Balance Sheet or Section 3.6 of the Onex Disclosure Schedule, and since the Unaudited Balance Sheet Date, Onex has incurred no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise other than in the ordinary course of business and except for liabilities incurred by Onex in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

          (b) All of the accounts, notes and other receivables which are reflected in the Unaudited Balance Sheet were acquired in the ordinary course of business.

          (c) The information relating to Onex's business presented in the (i) presentation to the Board of Directors of Onex on May 24, 2001, (ii) meeting of the Board of Directors of July 26, 2001, (iii) meeting with TranSwitch on July 9, 2001 and (iv) the financial projections provided to TranSwitch by Onex in connection with the Merger was prepared in good faith, based on assumptions Onex deemed reasonable at the time prepared, and was prepared for planning purposes, although no assurances are given that Onex will engage in the activities described therein or achieve the results projected therein.

     3.7  Taxes.
          -----

          (a)  The term "Taxes" as used herein means all federal, state, local
                         -----
and foreign income tax, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, property, gains, ad valorem, registration, value added, transfer, franchise, capital, profits, lease, service, license, withholding, payroll, employment, social security, Medicare, excise, severance, stamp, occupation, premium, property, environmental (including taxes under Code
Section 59A) or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, whether disputed or not, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes. The term "Tax Returns" as
      ---                                                  -----------
used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "Tax Return" means any one of the foregoing Tax Returns.
      ----------

          (b) Onex has timely filed all Tax Returns required to be filed and has timely paid all Taxes owed (whether or not shown or required to be shown on any Tax Returns), including, without limitation, all Taxes which Onex is obligated to withhold for amounts paid or owing to any employee, creditor, stockholder, independent contractor, or other third party. All Tax Returns filed by Onex were complete and accurate in all respects. None of the Tax Returns filed by Onex or Taxes payable by Onex have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of Onex, threatened. Onex is not currently the beneficiary of any extension of time within which to file any Tax Return, and Onex has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting Onex, as of the date hereof, are set forth in the Financial Statements or in Section 3.7 of the Onex Disclosure Schedule. None of the Tax Returns filed by Onex contain a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). Onex is not a party to any Tax sharing agreement or similar arrangement. Onex has never been a member of a group filing a consolidated federal income Tax Return or a consolidated, combined or other affiliated group state, local or foreign tax return, and Onex does not have any liability for the Taxes of any Person (other than Onex) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (c) Onex is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section
                    -------------------------
280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162(m) of the Code. Onex has not agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and Onex will not be required to make any such adjustment as a result of the transactions set forth in this Agreement. Onex does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. To Onex's knowledge, no claim has ever been made by any Governmental Entity in a jurisdiction where Onex does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. Except as disclosed in
Section 3.7(c) of the Onex Disclosure Schedule, none of the shares of outstanding capital stock of Onex are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, except as disclosed in section 3.7 of the Onex Disclosure Schedule.

          (d) There are no liens for Taxes (other than for Taxes not yet due and payable) upon the assets of Onex. The unpaid Taxes of Onex attributable to all periods (or portions thereof) ending on or before the Closing did not, as of the Unaudited Balance Sheet Date, exceed the reserve for actual

Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Unaudited Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Onex in filing its Tax Returns (taking into account any Taxes incurred as a result of the transactions contemplated by this Agreement). Onex has not incurred and will not incur any Taxes subsequent to the Unaudited Balance Sheet Date through the Closing except in the ordinary course of business. Onex is not a party to any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

          (e) Onex has never filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations.

          (f) Schedule 3.7(g) contains a list of all jurisdictions (whether domestic or foreign) in which any Tax is properly payable or in which any Tax Return has been filed or is required to be filed by Onex.

          (g) Other than as a result of actions taken by or fairly attributable to TranSwitch (except for delivery of the Merger Consideration by TranSwitch and the assumption of options hereunder by TranSwitch), by reason or as a result of the transactions contemplated by this Agreement, (i) no Tax will be imposed on Onex under the Code or corresponding provisions of the laws of Delaware or any other domestic or foreign jurisdiction in which any Tax is properly payable or in which any Tax Return is required to be filed by Onex; (ii) TranSwitch, Merger Sub and Onex will not incur any withholding Tax liability (not including, for this purpose, any backup withholding imposed under Section 3406 of the Code); and (iii) none of TranSwitch, Onex or Merger Sub will incur any transfer, sales, use, gross receipts, gains, documentary, stamp, or similar Tax liability.

          (h) Neither Onex nor any of its current or former subsidiaries has been either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

          (i) The audited financial statements to be delivered by Onex pursuant to Section 9.2(o) will set forth all net operating losses for the period covered by those financial statements.

     3.8  Absence of Certain Changes and Events. Since the Audited Balance
          -------------------------------------
Sheet Date, there has not been:

          (a) Any transaction involving more than $50,000 entered into by Onex other than in the ordinary course of business and consistent with past practice ("Ordinary Course of Business"); any change which has resulted in an Onex
  ---------------------------
Material Adverse Effect (or any development or combination of developments of which Onex has knowledge which is reasonably likely to result in such a change); or, without limiting the foregoing, any loss of or damage to any of the properties of Onex due to fire or other casualty or other loss, whether or not insured, amounting to more than $50,000 in the aggregate;

          (b) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Onex, or any repurchase, redemption, retirement or other acquisition by Onex of any outstanding shares of capital stock, any Onex Option, or other securities of, or other equity or ownership interests in, Onex;

          (c) Any discharge or satisfaction of any Lien or payment or satisfaction of any material obligation or material liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than current liabilities shown on the Unaudited Balance Sheet and current liabilities incurred since the Unaudited Balance Sheet Date in the ordinary course of business;

          (d) Any change in the Charter Documents of Onex or any amendment of any term of any outstanding security of Onex;

          (e) Any incurrence, assumption or guarantee by Onex of any indebtedness for borrowed money other than in the ordinary course of business and in an aggregate amount exceeding $50,000;

          (f)  Any creation or assumption by Onex of any Lien on any asset;

          (g) Any making of any loan, advance or capital contributions to, or investment in, any Person;

          (h) Any sale, lease, pledge, transfer or other disposition of any material capital asset;

          (i) Any material transaction or commitment made, or any material contract or agreement entered into, by Onex relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Onex of any material contract or other right;

          (j) Any (A) grant of any severance or termination pay to any director, officer or employee of Onex, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Onex, (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, (D) change in compensation, bonus or other benefits payable to directors, officers or employees of Onex or (E) change in the payment or accrual policy with respect to any of the foregoing;

          (k) Any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of Onex, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Onex;

          (l) Any notes or accounts receivable or portions thereof written off by Onex as uncollectible in an aggregate amount exceeding $50,000;

          (m) Any issuance or sale of any stock, bonds, phantom stock interest or other securities of which Onex is the issuer, or the grant, issuance or change of any stock options, warrants, or other rights to purchase securities of Onex or phantom stock interest in Onex;

          (n) Any cancellation of any debts or claims or waiver of any rights of substantial value in an aggregate amount exceeding $50,000;

          (o) Any sale, assignment or transfer of any Onex Intellectual Property or other similar assets, including licenses therefor;

          (p) Any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment in an aggregate amount exceeding $50,000;

          (q) Except in connection with the transactions contemplated by this Agreement, payment of any amounts to, or liability incurred to or in respect of, or sale of any properties or assets (real, personal or mixed, tangible or intangible) to, or any transaction or any agreement or arrangement with, any corporation or business in which Onex or any of its corporate officers or directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act") of any such Person, has any direct or indirect ownership
      --------------
interests; or

          (r) Any agreement, undertaking or commitment to do any of the foregoing.

     3.9  Real Property. All real property leases, subleases and occupancy
          -------------
agreements as to which Onex is a party and any amendments or modifications thereof (i) are listed in Section 3.9 of the Onex Disclosure Schedule (each a "Lease" and collectively, the "Leases"), and (ii) are valid, in full force and
 -----                         ------
effect and enforceable, and there are no existing material defaults on the part of Onex. Onex has not received or given notice of material default or claimed material default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a material default on the part of Onex or any landlord thereunder. In addition, copies of any non-disturbance agreements which relate to any of the Leases are listed in Section
3.9 of the Onex Disclosure Schedule. All rent and other sums and charges payable by Onex under each Lease have been paid through the date hereof and shall be paid by Onex through the Closing. The premises demised under each of the Leases and the improvements, equipment and fixtures therein are in good operating condition and repair. To the knowledge of Onex, the premises demised under each of the Leases, (i) is in material compliance with all applicable laws, (ii) is not subject to any official complaint or notice of violation of any applicable zoning ordinance or building code, (iii) is not subject to any use or occupancy restriction, and (iv) is not subject to any pending or threatened condemnation proceeding. The execution, delivery and performance of this Agreement will not give others any rights of termination, default, acceleration or cancellation of any of the Leases. Onex does not own, or have options to purchase, any real property.

     3.10 Personal Property. Onex has good and marketable title, free and clear
          -----------------
of all title defects and Liens (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment and other personal property, tangible or otherwise, reflected on the Unaudited Balance Sheet or used in Onex's business, except for acquisitions and dispositions since the Unaudited Balance Sheet Date in the ordinary course of business. The Onex Disclosure Schedule lists (i) all computer equipment and (ii) all other personal property, in each case having a depreciated book value of $10,000 or more, which are used by Onex in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted. There is no asset used or required by Onex in the conduct of its business as presently operated which is not either owned by it or licensed or leased to it.

     3.11  Certain Transactions. Except for (a) relationships with Onex as an
           --------------------
officer, director, or employee thereof (and compensation by Onex in consideration of such services) and (b) relationships with Onex as stockholders or option holders therein, none of the directors, officers, or stockholders of Onex, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, or series of similar transactions, with Onex, in which the amount involved exceeds $10,000, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such Person or any other Person in which any such Person has or had a 5%-or-more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of Onex's officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of Onex, or any supplier, distributor, or customer of Onex, except for the normal rights of a stockholder, and except for rights under existing employee benefit plans.

     3.12  Litigation and Other Proceedings. There is no action, suit, claim,
           --------------------------------
investigation or proceeding (or any basis therefor known to Onex) pending against or, to the knowledge of Onex, threatened against Onex or its properties and assets before any court or arbitrator or any Governmental Entity. Onex is not subject to any order, writ, judgment, decree, or injunction that has had an Onex Material Adverse Effect.

     3.13  No Defaults. Onex is not, nor has Onex received notice that it
           -----------
would be with the passage of time, in default or violation of any term, condition, or provision of (i) the Charter Documents; (ii) any judgment, decree, or order applicable to Onex; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which Onex is now a party or by which it or any of its properties or assets may be bound, except in the case of (ii) and (iii), for defaults and violations which, individually or in the aggregate, would not have an Onex Material Adverse Effect.

     3.14  Major Contracts. Except as listed in Section 3.14 of the Onex
           ---------------
Disclosure Schedule, Onex is not a party to or subject to:

           (a) Any union contract, or any employment contract or arrangement (other than "at-will" employment arrangements) providing for future compensation, written or oral, with any officer, consultant, director, or employee;

           (b) Any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

           (c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

           (d) Any OEM agreement, reseller or distribution agreement, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds annually, or is expected to exceed in the aggregate over the life of the contract, $50,000 or pursuant to which Onex has granted or received manufacturing rights, most favored nation pricing provisions, or exclusive marketing, production, publishing or distribution rights related to any product, group of products or territory;

          (e) Any lease for personal property in which the amount of payments which Onex is required to make on an annual basis exceeds $50,000;

          (f) Any agreement, license, franchise, permit, indenture, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement and all other agreements contemplated hereby, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby;

          (g) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $50,000 or more;

          (h) Any license agreement, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users and commercially available in-licensed software applications);

          (i) Any contract or agreement containing covenants purporting to limit Onex's freedom to compete in any line of business in any geographic area; or

          (j) Any contract or agreement, not elsewhere specifically disclosed pursuant to this Agreement, involving the payment or receipt by Onex of more than $50,000 in the aggregate.

     All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in the Onex Disclosure Schedule pursuant to this
Section 3.14 are valid and in full force and effect and Onex has not, nor, to the knowledge of Onex, has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof. Since the Unaudited Balance Sheet Date, Onex has not amended, modified or terminated the terms of the contracts or agreements referred to in this
Section 3.14 unless such amendment, modification or termination was in the ordinary course of business and Onex has provided TranSwitch with written notification of such. Onex is not party to any contract, arrangement, plan, agreement, lease, franchise, permit, indenture, authorization, instrument or other commitment which, upon or as a result of the occurrence of the Closing, requires or will require in the future the payment of any amount or the incurrence of any obligation by Onex or its successor(s) in interest or increases the amount otherwise payable or the amount or nature of any obligation otherwise owing currently or in the future.

     3.15  Material Reductions. To Onex's knowledge, none of the parties to
           -------------------
any of the contracts identified in the Onex Disclosure Schedule pursuant to
Section 3.14 have terminated, or, to the knowledge of Onex, in any way expressed to Onex an intent to reduce or terminate the amount of its business with Onex in the future.

     3.16  Insurance and Banking Facilities. Section 3.16 of the Onex
           --------------------------------
Disclosure Schedule contains a complete and correct list of (i) all contracts of insurance or indemnity of Onex in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts and expiration date), and (ii) the names and locations of all banks in which Onex has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from Onex with respect to any such contracts of insurance or indemnity have been paid, and Onex does not know of any fact, act, or failure to act which has or might cause any such contract to be canceled or terminated. All known claims for insurance or indemnity have been presented.

     3.17  Employees. Section 3.17 of the Onex Disclosure Schedule sets forth
           ---------
a list of (a) the names, titles, salaries and all other compensation of all full-time or part-time salaried Onex employees and (b) the wage rates for non-salaried Onex employees (by classification). Any persons engaged by Onex as independent contractors, rather than employees, have been properly classified as such and have been so engaged in all material respects in accordance with all applicable federal, foreign, state or local laws. No employee has stated to Onex that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within six months after the Closing Date. Onex is not and never has been engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions. Onex has never been and, to the knowledge of Onex, is not now subject to a union organizing effort. Each of Onex's employees, to Onex's knowledge after due inquiry, has complied with all applicable immigration and naturalization laws, regulations and other directives or guidelines applicable to such employee. Onex does not have any written contract of employment or other employment, severance or similar agreement with any of its employees or any established policy or practice relating thereto, and all of its employees are employees-at-will. Onex is not a party to any pending, or to Onex's knowledge, threatened, labor dispute. Onex has complied in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities and women. There are no claims pending, or, to the knowledge of Onex, threatened to be brought, in any court or administrative agency by any former or current Onex employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending in any court or administrative agency from any current or former employee or any other Person arising out of Onex's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise.

     3.18  Employee Benefit Plans. Each Plan (as defined below) covering active,
           ----------------------
former, or retired employees of Onex or any ERISA Affiliate (as defined below) is listed in Section 3.18 of the Onex Disclosure Schedule. "Plan" means
                                                            ----
any employee benefit plan as defined in ERISA (as defined below) and also includes any employment, severance or similar contract, arrangement or policy (written or oral) and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Onex has provided to TranSwitch a copy of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract. All annual reports (Form 5500) required to be filed with the Internal Revenue Service have been properly filed on a timely basis, and Onex has provided copies of the three most recently filed Forms 5500 for each applicable Plan. Each Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and has remained tax-qualified during the period from its adoption to date, and its related trust is tax-exempt and has been so since its creation. No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Code. No "prohibited transaction," as
          -----
defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any Plan, unless such a transaction was exempt from such rules. Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. There are no pending or anticipated claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof have been made or provided for. Neither Onex nor any entity which is considered one employer with Onex under Section 414 of the Code or Section 4001 of ERISA (each an "ERISA Affiliate") has ever maintained or contributed to, or
                   ---------------
incurred or expects to incur liability with respect to (i) any Plan subject to Title IV of ERISA, (ii) any "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA, or (iii) any "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA. There are no restrictions on the rights of Onex or any ERISA Affiliate to amend or terminate any Plan without incurring any liability thereunder. Onex has not engaged in, nor is it, a successor or parent corporation to an entity that has engaged in a transaction described in Section 4069 of ERISA. There have been no amendments to, written interpretations of, or announcements (whether or not written) by Onex or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Plan. Neither Onex nor any ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of Onex other than health care continuation benefits required to be provided under Section 4980B of the Code or applicable law. No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code. None of the Plans are subject to the laws of any jurisdiction outside the United States.

     3.19  Certain Agreements.  Except as contemplated by this Agreement,
           ------------------
neither the execution and delivery of the Transaction Documents, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by Onex (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of Onex under any Plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.20  Guarantees and Suretyships. Onex has no powers of attorney
           --------------------------
outstanding (other than those issued in the ordinary course of business with respect to Tax matters), and Onex has no material obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any Person.

     3.21  Brokers and Finders. Neither Onex nor any of its stockholders has
           -------------------
retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Onex owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

     3.22  Certain Payments. Neither Onex, nor to the knowledge of Onex, any
           ----------------
Person acting on behalf of Onex has, directly or indirectly, on behalf of or with respect to Onex: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of Onex, (iv) created or used any "off-book" bank or cash account or "slush fund," or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

     3.23  Environmental Matters. (a) Onex has complied in all material
           ---------------------
respects with all federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, "Environmental Laws") and (b) Onex has
                                       ------------------
not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws ("Hazardous
                                                              ---------
Materials"), except where such handling, generation, use, storage,
---------
transportation or disposal has not had an Onex Material Adverse Effect.

     3.24  Enforceability of Contracts, etc.
           --------------------------------

           (a) No Person that is a party to any contract, agreement, commitment or plan to which Onex is a party has a valid defense, on account of non-performance or malfeasance by Onex, which would make any such contracts, agreement, commitment or plan not valid and binding upon or enforceable against such parties in accordance with their terms, except to the extent such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement or similar laws affecting the rights of creditors generally and usual equity principles.

           (b) Neither Onex, nor, to the knowledge of Onex, any other Person, is in breach or violation of, or default under, any material contract, agreement, arrangement, commitment or plan to which Onex is a party, and no event or action has occurred, is pending, or, to the knowledge of Onex, is threatened, which, after the giving of notice, or the lapse of time, or otherwise, would constitute a breach or a default by Onex or, to the knowledge of Onex, any other Person, under any material contract, agreement, arrangement, commitment or plan to which Onex is a party.

     3.25  Information Statement.  The information regarding Onex (including,
           ---------------------
for purposes of this Section 3.25, information regarding Onex's officers, directors and stockholders) included in the information to be sent to the stockholders of Onex in connection with the consideration and approval of the Merger and the other transactions contemplated by this Agreement (such information statement as amended or supplemented is referred to herein as the "Information Statement") will not, on the date the Information Statement (or any
 ---------------------
amendment thereof or supplement thereto) is first mailed to the stockholders of Onex, at the time of the execution and delivery of any written consent of the stockholders of Onex or the time of any stockholders meeting of Onex to approve the Merger, and at the Effective Time, contain any statement regarding Onex that, at such time and in light of the circumstances under which it will be made, is false or misleading in any material respect, or will omit to state any material fact regarding Onex necessary in order to make the statements made therein regarding Onex not false or misleading in any material respect; or omit to state any material fact regarding Onex necessary to correct any statement regarding Onex in any earlier communication with respect to the solicitation of the stockholders of Onex that has become false or misleading in any material respect. If at any time prior to the Effective Time any event relating to Onex should be discovered by Onex which should be set forth in an amendment or a supplement to the Information Statement, Onex will promptly inform TranSwitch. Notwithstanding the foregoing, Onex makes no representation or warranty with respect to any information regarding TranSwitch or Merger Sub which is contained in any of the foregoing documents.

     3.26  Disclosure.  Neither the representations or warranties made by Onex
           ----------
or the Management in this Agreement, nor the Onex Disclosure Schedule or any other certificate executed and delivered by Onex or the Management pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

     3.27  Reliance.  The foregoing representations and warranties are made by
           --------
Onex and the Management with the knowledge and expectation that TranSwitch and Merger Sub are placing reliance thereon.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                              OF THE STOCKHOLDERS


     Each Stockholder severally represents and warrants to TranSwitch and Merger Sub as follows:

          (a) Subject to applicable community property laws, such Onex Stockholder is the lawful owner of the shares of Preferred Stock or Onex Common Stock to be exchanged by such Onex Stockholder for the TranSwitch Merger Consideration pursuant to this Agreement and has, and on the Closing Date will have, good and clear title to such shares of Preferred Stock or Onex Common Stock, free of all Liens.

          (b) Such Stockholder has, and on the Closing Date will have, full legal right, power and authority to enter into this Agreement and to sell and deliver the shares of Preferred Stock or Onex Common Stock owned by him, her or it in the manner provided herein. Such Stockholder has duly and validly executed this Agreement and has, or prior to the Closing, will have duly and validly executed and delivered the Transaction Documents, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of such Stockholder in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

          (c) The execution, delivery and performance of the Transaction Documents by such Stockholder, and the consummation of the transactions contemplated hereby or thereby, will not require, on the part of such Stockholder, any consent, approval, authorization or other order of, or any filing with, any Governmental Entity, or under any contract, agreement or commitment to which such Stockholder is a party or by which such Stockholder or property of such Stockholder is bound, and will not constitute a violation on the part of such Stockholder of any law, administrative regulation or ruling or court decree, or any contract, agreement or commitment, applicable to such Stockholder or property of such Stockholder, in all cases, which would prevent such Stockholder from entering into this Agreement and performing such Stockholder's obligations hereunder.


                                   ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF TRANSWITCH AND MERGER SUB


          Except as set forth in the disclosure schedule of TranSwitch dated as of the date hereof and delivered herewith to Onex (the "TranSwitch Disclosure
                                                        ---------------------
Schedule") which identifies the Section and subsection to which each disclosure
--------
therein relates, and whether or not the TranSwitch Disclosure Schedule is referred to in a specific Section or subsection, TranSwitch and Merger Sub jointly and severally represent and warrant to Onex and each of the Stockholders as follows:

          5.1  Organization and Qualification.  TranSwitch is a corporation
               ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a TranSwitch Material Adverse Effect (as defined herein). "TranSwitch Material Adverse Effect" means a
                                     ----------------------------------
change to or effect on TranSwitch which could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets, or liabilities (without giving effect to the consequences of the transactions contemplated by this Agreement, and other than changes in general economic conditions) of TranSwitch; provided, however, that TranSwitch Material Adverse Effect shall not be deemed to include the impact of changes in generally accepted accounting principles. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is recently organized and has conducted no business activities, other than as contemplated by this Agreement. TranSwitch has made available to Onex complete and correct copies of the Charter Documents of TranSwitch and the Merger Sub, in each case as amended to the date hereof.

          5.2  Capitalization. The authorized capital stock of TranSwitch
               --------------
consists of 1,000,000 shares of preferred stock, $.001 par value per share, of which no shares are issued or outstanding or held in TranSwitch's treasury, and 300,000,000 shares of TranSwitch Common Stock, of which, as of August 15, 2001:
(a) 83,303,925 shares were validly issued and outstanding, fully paid and nonassessable, (b) 17,460,000 shares were reserved for issuance pursuant to TranSwitch's stock option and stock purchase plans for its employees and directors and (c) 7,428,640 shares were reserved for issuance upon the conversion of TranSwitch's outstanding 4 1/2% convertible notes due 2005. Except for options and rights relating to shares described in clauses (b) and
(c) of the preceding sentence, and except as set forth in Section 5.2 of the TranSwitch Disclosure Schedule or the Reports (as defined in Section 5.5), there are no options, warrants or other rights, agreements or commitments (contingent or otherwise) obligating TranSwitch to issue shares of its capital stock or any other securities convertible into or evidencing the right to subscribe to shares of its capital stock.

     5.3  Authority Relative to this Agreement. The execution, delivery and
          ------------------------------------
performance of the Transaction Documents by TranSwitch and Merger Sub have been duly authorized by all necessary action of the Boards of Directors of TranSwitch and Merger Sub and by TranSwitch as sole stockholder of Merger Sub. Certified copies of the resolutions adopted by the Boards of Directors of TranSwitch and Merger Sub and TranSwitch as sole stockholder of Merger Sub approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to Onex prior to Closing. Each of TranSwitch and Merger Sub has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed by it, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of each of TranSwitch and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

     5.4  Non-Contravention. Neither the execution, delivery or performance
          -----------------
of this Agreement and all other agreements contemplated hereby by TranSwitch and Merger Sub, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of TranSwitch or Merger Sub or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which TranSwitch is a party, or under which TranSwitch is obligated, or by which TranSwitch or any of the rights, properties or assets of TranSwitch are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of TranSwitch; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which TranSwitch is a party, or under which TranSwitch is obligated, or by which TranSwitch or any of the rights, properties or assets of TranSwitch are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which TranSwitch is a party, or under which TranSwitch may be obligated, or by which TranSwitch or any of the rights, properties or assets of TranSwitch are subject or bound, other than any of the foregoing which would not have, individually or in the aggregate, a TranSwitch Material Adverse Effect.

     5.5  Reports and Financial Statements. TranSwitch has previously furnished
          --------------------------------
to Onex true and correct copies of its (i) Form 10-K for the period ended December 31, 1999 and 2000, (ii) all other reports filed by it with the Securities and Exchange Commission (the "Commission") under the Securities
                                         ----------
Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 2000, and
                                       ------------
(iii) TranSwitch hereby agrees to furnish to Onex true and correct copies of all reports filed by it with the Commission after the date hereof prior to the Closing all in the form (including exhibits) so filed (collectively, the "Reports"). As of their respective dates, the Reports complied and any Reports
 -------
filed after the date hereof but prior to the Closing will comply as of their respective dates in all material respects with the then applicable published rules and regulations of the Commission with respect thereto at the date of their issuance and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, no additional filings or amendments to previously filed Reports are required pursuant to such rules and regulations. Since the last quarterly report on Form 10-Q filed by TranSwitch, there is no action, suit, claim, investigation or proceeding pending against or, to the knowledge of TranSwitch, threatened against TranSwitch or its properties and assets before any court or arbitrator or any Governmental Entity, that, if adversely determined, would have a TranSwitch Material Adverse Effect. TranSwitch is not subject to any order, writ, judgment, decree, or injunction that has had a TranSwitch Material Adverse Effect. Each of the audited consolidated financial statements and unaudited interim financial statements included in TranSwitch's Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the financial position of the entity or entities to which it relates as at its date or the results of operations, stockholders' equity or cash flows of such entity or entities (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate, and except as described in Section 5.5 of the TranSwitch Disclosure Schedule).

     5.6  Validity of Total TranSwitch Merger Shares.  The Total TranSwitch
          ------------------------------------------
Merger Shares to be issued in the Merger will, when issued, be validly issued, fully paid and nonassessable.

     5.7  Consents and Approvals of Governmental Authorities. Except for
          --------------------------------------------------
(a) the requirements of state securities (or "Blue Sky") laws, (b) the filing
                                              --------
and recording of the Merger Documents as provided by the Delaware GCL, (c) the filing of appropriate documents with the Nasdaq Stock Market, (d) the filing of a Notification and Report form in accordance with the notification requirements of the HSR Act, and (e) the filing of a Form D and a Form 8-K with the Commission, if applicable, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by TranSwitch or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     5.8  Absence of Certain Changes or Events. Since the last quarterly
          ------------------------------------
report on Form 10-Q filed by TranSwitch, there has not been a TranSwitch Material Adverse Effect.

     5.9  Information Statement.  The information regarding TranSwitch
          ---------------------
(including, for purposes of this Section 5.9, information regarding TranSwitch's officers, directors and stockholders) included in the Information Statement will not, on the date the Information Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Onex, at the time of the execution and delivery of any written consent of the stockholders of Onex or the time of any stockholders meeting of Onex to approve the Merger, and at the Effective Time, contain any statement regarding TranSwitch that, at such time and in light of the circumstances under which it will be made, is false or misleading in any material respect, or will omit to state any material fact regarding TranSwitch necessary in order to make the statements made therein regarding TranSwitch not false or misleading in any material respect; or omit to state any material fact regarding TranSwitch necessary to correct any statement regarding TranSwitch in any earlier communication with respect to the solicitation of the stockholders of TranSwitch that has become false or misleading in any material respect. If at any time prior to the Effective Time any event relating to TranSwitch should be discovered by TranSwitch which should be set forth in an amendment or a supplement to the Information Statement, TranSwitch will promptly inform Onex. Notwithstanding the foregoing, TranSwitch makes no representation or warranty with respect to any information regarding Onex which is contained in any of the foregoing documents.

     5.10  Disclosure.   Neither the representations or warranties made by
           ----------
TranSwitch in this Agreement, nor the TranSwitch Disclosure Schedule or any other certificate executed and delivered by TranSwitch pursuant to this Agreement, when taken together and with knowledge of the contents of the Reports, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

     5.11  Reliance.  The foregoing representations and warranties are made by
           --------
TranSwitch with the knowledge and expectation that Onex and the Stockholders are placing reliance thereon.

     5.12  Private Placement. Subject in part to (i) the performance of
           -----------------
the covenants of Onex set forth in this Agreement, including but not limited to
Section 8.1, (ii) the truth and accuracy of the representations of the stockholders set forth in this Agreement and/or in the Investment Agreements, and (iii) the truth and accuracy of the list of states in which the stockholders reside to be provided by Onex to TranSwitch prior to the Closing, the offer, sale and issuance of the TranSwitch Common Stock to the stockholders as contemplated by this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and applicable state securities laws, and none of TranSwitch, Merger Sub or any authorized agent acting on their behalf has taken any action which would reasonably be expected to cause the loss of such exemption.

     5.13  Availability of Funds. TranSwitch will have available to it,
           ---------------------
at the Effective Time, sources of capital and financing or cash on hand sufficient to pay each Applicable Cash Payment to be paid pursuant to Section
2.1 hereof and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.


                                  ARTICLE VI

                               COVENANTS OF ONEX


          During the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Effective Time, Onex agrees (except as expressly contemplated by this Agreement or otherwise permitted with TranSwitch's prior written consent):

     6.1  Conduct of Business in Ordinary Course. Onex will carry on its
          --------------------------------------
business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants and employees and preserve its relationships with customers, suppliers and distributors and others having business dealings with it. Onex will confer on a regular and frequent basis with representatives of

TranSwitch to report operational matters of a material nature and to report the general status of the ongoing operations of the business of Onex. The foregoing notwithstanding, Onex will not:

          (a) other than in the ordinary course of business consistent with prior practice, enter into any material commitment or transaction, including but not limited to any purchase of assets (other than raw materials, supplies or cash equivalents) for a purchase price in excess of $50,000;

          (b) grant any bonus, severance, restricted stock, stock option or other stock based incentive or termination pay to any officer, director, independent contractor or employee of Onex;

          (c) enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights, other than in the ordinary course of business consistent with prior practice, or is granted distribution rights of any type or scope with respect to any products of Onex;

          (d) enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments with any customers of Onex, or amend or otherwise change in any material respect the terms thereof in a manner adverse to Onex without the prior written consent of TranSwitch; and in all other cases not involving customers of Onex, Onex shall not take any such action other than in the ordinary course of business consistent with prior practice;

          (e) commence a lawsuit other than: (i) for the routine collection of bills, (ii) in such cases where Onex in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Onex's business; provided, that Onex consults with TranSwitch prior to filing such suit, or (iii) for a breach of this Agreement or any agreement related hereto;

          (f) modify in any material respect existing discounts or other terms and conditions with dealers, distributors and other resellers of Onex's products or services in a manner adverse to Onex;

          (g) accelerate the vesting or otherwise modify any Outstanding Onex Option, restricted stock or other outstanding rights or other securities;

          (h) take any action which would make any representation or warranty in this Agreement untrue or incorrect, as if made as of such time;

          (i) make any material Tax election, except with the written approval of TranSwitch, which approval shall not be unreasonably withheld, conditioned or delayed; or

          (j) agree in writing or otherwise to take any of the foregoing actions.

     6.2  Dividends, Issuance of, or Changes in Securities. Onex will not: (i)
          ------------------------------------------------
declare or pay any dividends on or make other distributions to its stockholders (whether in cash, shares or property), (ii) issue, deliver, sell, or authorize, propose, or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any Onex Voting Debt or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating Onex to issue any such shares, Onex Voting Debt or other convertible securities except as any of the foregoing is required by Outstanding Onex Options, (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Onex, (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or options or warrants related thereto, or (v) propose any of the foregoing. Onex shall notify TranSwitch at least 5 days in advance of any declaration or payment of any dividend or other distribution (whether in cash, shares or property) required to be made to its stockholders pursuant to the Onex Charter Documents and TranSwitch's consent to such declaration or payment shall not be unreasonably withheld or delayed.

     6.3  Governing Documents. Onex will not amend its Charter Documents.
          -------------------

     6.4  No Acquisitions.  Onex will not authorize, recommend, propose or
          ---------------
announce an intention to authorize, recommend or propose, or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), or any acquisition of more than $10,000, either individually or in the aggregate, of assets or any securities.

     6.5  No Dispositions. Onex will not sell, lease, license, transfer,
          ---------------
mortgage, encumber or otherwise dispose of any of its material assets or cancel, release, or assign any material indebtedness or claim, except in the ordinary course of business.

     6.6  Indebtedness. Onex will not incur any indebtedness for borrowed
          ------------
money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise.

     6.7  Compensation. Onex will not adopt or amend, or modify in any
          ------------
material respect, any Plan or pay any pension or retirement allowance or profit sharing contribution to the Onex 401(k) Plan not required by any existing Plan. Onex will not enter into or modify any employment or severance contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses or other remuneration except for current salaries, severance and other remuneration for which Onex is obligated under arrangements existing prior to the Unaudited Balance Sheet Date to which Onex is a party and which have been disclosed in the Onex Disclosure Schedule.

     6.8  Claims. Onex will not settle any claim, action or proceeding, except
          ------
in the ordinary course of business consistent with prior practice; provided, however, that Onex will not agree to any settlement in the ordinary course of business consistent with prior practice of $10,000 or more, either individually or in the aggregate, without the consent of TranSwitch.

     6.9  Access to Properties and Records. Subject to all contractual and other
          --------------------------------
obligations, including without limitation the Confidentiality Agreement, dated as of July 9, 2001, among the parties hereto (the "Confidentiality Agreement"),
                                                   -------------------------
Onex will give TranSwitch and its representatives reasonable access, at a place reasonably acceptable to Onex, during reasonable business hours and following reasonable notice but in such a manner as not unduly to disrupt the business of Onex, to its senior management, senior technical personnel, premises, properties, contracts, commitments, books, records and affairs, and will provide TranSwitch with such financial, technical and operating data and other information pertaining to its business including but not limited to technical and product information, including but not limited to architecture, design documentation, plans and studies, as TranSwitch may request. With Onex's prior consent, which will not be unreasonably withheld, TranSwitch will be entitled in conjunction with Onex personnel to make appropriate inquiries of third parties in the course of its investigation including without limitation affiliates and subsidiaries of TranSwitch.

     6.10  Breach of Representations and Warranties.  Onex will not take any
           ----------------------------------------
action that would cause or constitute a breach of any of the representations and warranties set forth in Article III or that would cause any of such representations and warranties to be inaccurate in any material respect or that would constitute a breach of any of its other obligations under this Agreement. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Onex will give detailed notice thereof to TranSwitch and will use all commercially reasonable efforts to prevent or remedy promptly such breach or inaccuracy.

     6.11  Consents. Onex will promptly apply for or otherwise seek and use
           --------
reasonable best efforts to obtain, all Consents, and make all filings with Governmental Entities, required with respect to the consummation of the Merger.

     6.12  Tax Returns. Onex will promptly provide or make available to
           -----------
TranSwitch copies of all Tax Returns to be filed prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent in all respects with Onex's past practices and shall be timely filed.

     6.13  Reserved.
           --------

     6.14  Preparation of Disclosure and Solicitation Materials. As promptly
           ----------------------------------------------------
as practicable after the execution of this Agreement, Onex will submit to its stockholders, information and documents relating to Onex, its business and operations, TranSwitch, its business and operations, the terms of the Merger and this Agreement as reasonably agreed by counsel to TranSwitch and Onex and intended to comply in all material respects with Regulation D under the Securities Act and the material facts concerning all payments which in the absence of stockholder approval would be "parachute payments" as defined in Code
                                          ------------------
Section 280G(b)(2), in form and substance satisfactory to TranSwitch and its counsel, to satisfy all requirements applicable to Onex of applicable state and federal securities laws, the Delaware GCL and Code Section 280G(b)(5)(B) and the regulations thereunder. Onex will promptly set a record date, solicit consents and/or give notices to holders of Dissenting Shares so as to facilitate the Closing of the Merger as of the earliest practicable date and Onex shall cause each stockholder of Onex to (a) become party to an Investment Agreement (as defined herein), an Escrow Agreement (as defined herein), a Voting Agreement, and a Registration Rights Agreement (as defined herein) by executing such documents and instruments as shall be requested by TranSwitch, and (b) execute a written consent to the Merger and/or a waiver by such stockholder of such stockholder's right to elect to receive payment in accordance with dissenter's rights under the Delaware GCL. TranSwitch shall have the right to review and approve in advance any such documents or notices proposed to be delivered to any Onex stockholder hereunder, which review and approval shall not be unreasonably withheld or delayed by TranSwitch.

     6.15  Exclusivity; Acquisition Proposals. Unless and until this Agreement
           ----------------------------------
has been terminated by either party pursuant to Article XI hereof, Onex will not (and will use all commercially reasonable efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than TranSwitch and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any material part of Onex's business, assets or capital stock, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "Acquisition Transaction"), (ii) disclose, in connection with an
               -----------------------
Acquisition Transaction, any information not customarily disclosed to any Person other than TranSwitch or its representatives concerning Onex's business or properties or afford to any Person other than TranSwitch or its representatives access to its properties, books, or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement relating to an Acquisition Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger. In the event that Onex is contacted by any third party expressing an interest in discussing an Acquisition Transaction, Onex will promptly notify TranSwitch of such contact and the identity of the party so contacting Onex.

     6.16  Notice of Events. Throughout the period between the date of this
           ----------------
Agreement and the Closing, Onex will promptly advise and consult with TranSwitch regarding any and all material events and developments concerning its financial position, results of operations, assets, liabilities or business or any of the items or matters concerning Onex covered by the representations, warranties and covenants of Onex and the Stockholders contained in this Agreement.

     6.17  Reasonable Best Efforts. Onex will use its reasonable best
           -----------------------
efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

     6.18  Insurance. Onex will use all commercially reasonable efforts to
           ---------
maintain in force at the Effective Time policies of insurance of the same character and coverage as those described in the Onex Disclosure Schedule, and Onex will promptly notify TranSwitch in writing of any changes in such insurance coverage occurring prior to the Effective Time.

     6.19  Control of Operations. Nothing contained in this Agreement shall give
           ---------------------
TranSwitch, directly or indirectly, the right to control or direct the operations of Onex prior to the Closing. Prior to the Closing, Onex shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its operations.

     6.20  Disclosure Supplements. From time to time prior to the Closing Date,
           ----------------------
and in any event no later than three (3) full business days prior to the Closing Date, Onex will promptly supplement or amend the Onex Disclosure Schedule with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described by Onex in the Onex Disclosure Schedule or which is necessary to correct any information provided in the Onex Disclosure Schedule or any representation or warranty of Onex which has become inaccurate, provided, however, that TranSwitch maintains the right to reject any such supplement or amendment to the Onex Disclosure Schedule and further provided, however, that any such disclosure or supplement does not create any additional obligation on the part of TranSwitch to consummate the Closing. All supplements or amendments to the Onex Disclosure Schedule pursuant to and in accordance with the terms of this Section 6.20 shall, upon consummation of the Closing, be treated as having been part of the Onex Disclosure Schedule as of the date hereof for purposes of Article X hereof.

     6.21  Employment and Noncompetition Agreements. Onex shall use all
           ----------------------------------------
commercially reasonable efforts to cause all of the employees who were employed by Onex on the date of signing to (i) accept an offer of employment with Merger Sub (such offer to be contingent upon the Closing), (ii) execute an offer letter or other employment agreement, an Assignment of Inventions, Covenants Against Disclosure, Solicitation, Competition, Violation of USEEA and Misuse of Intellectual Property Agreement in the form previously provided by TranSwitch to Onex and a lock-up agreement in the form attached as Exhibit 6.24 (with respect to non-Key Employee Lock-Up Parties) or Exhibit 9.2(u) (with respect to Key Employee Lock-Up Parties), as applicable, and (iii) have taken no action to rescind such acceptance of employment as of the Closing Date; provided, however, that nothing in this Section 6.21 shall excuse Onex from performance of its obligations pursuant to Section 9.2(t).

     6.22  Public Relations Agreement with Sterling Hager, Inc.  Onex shall
           ---------------------------------------------------
provide notice to Sterling Hager, Inc. of its intent pursuant to Section 10.0 of the Public Relations Agreement dated as of May 21, 2001, to terminate such agreement.

     6.23  Stockholder Approvals. Onex shall use all commercially reasonable
           ---------------------
efforts to cause this Agreement and the Merger to be approved by stockholders of Onex holding one hundred percent (100%) of the voting power of the Outstanding Onex Shares (excluding TranSwitch and its affiliates who are stockholders of Onex).

     6.24  Lock-up Agreements for Optionees.  Onex shall use commercially
           --------------------------------
reasonable efforts to cause each holder of Outstanding Onex Options (other than Key-Employee Lock-Up Parties, who are covered by Section 9.2(u)) to execute a lock-up agreement in the form attached hereto as Exhibit 6.24, which such
                                                 ------------
agreement shall preclude such lock-up parties from selling, offering for sale, pledging, hypothecating, transferring or otherwise disposing of any shares of TranSwitch Common Stock or securities exchangeable or exercisable for TranSwitch Common Stock except in accordance with the following schedule: one-third (1/3) of such shares may be sold on the effective date of the S-3 registration statement; one-third (1/3) of such shares may be sold on or after the date that is 45 days after the effective date of the registration statement and the remaining one-third (1/3) of such shares may be sold on or after the date that is the earlier of 90 days after the effective date of the S-3 registration statement or December 27, 2001: provided, however, that if the S-3 registration statement is reviewed by the SEC, the parties shall agree on a mutually agreeable alternative schedule.

                                  ARTICLE VII

                            COVENANTS OF TRANSWITCH


     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), TranSwitch and Merger Sub agree (except as expressly contemplated by this Agreement or with Onex's prior written consent):

     7.1  Breach of Representations and Warranties. Neither TranSwitch nor
          ----------------------------------------
Merger Sub will take any action which would cause or constitute a breach of any of the representations and warranties set forth in Article V or which would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, TranSwitch will give detailed notice thereof to Onex and will use all commercially reasonable efforts to prevent or remedy promptly such breach or inaccuracy.

     7.2  Additional Information; Access. TranSwitch will provide Onex and its
          ------------------------------
stockholders with the information relating to TranSwitch referred to in Section
5.5 and the information relating to TranSwitch to be included in any materials mailed to Onex's Stockholders pursuant to Section 6.14 hereof. In addition, TranSwitch will afford to Onex and to its counsel and to the persons expected to become stockholders of TranSwitch pursuant to the Merger access throughout the period prior to the Effective Time to its senior management and all other information concerning TranSwitch as Onex or such stockholder may reasonably request.

     7.3  Consents. TranSwitch will promptly apply for or otherwise seek, and
          --------
use all commercially reasonable efforts to obtain, all consents and approvals, and make filings, required with respect to the consummation of the Merger.

     7.4  Reasonable Best Efforts.  Each of TranSwitch and Merger Sub will use
          -----------------------
all commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

     7.5  Officers and Directors.   TranSwitch agrees that all rights to
          ----------------------
indemnification existing on the date hereof in favor of the present or former officers and directors of Onex with respect to actions taken in their capacities as directors or officers of Onex prior to the Effective Time as provided in the Charter Documents of Onex as of the Effective Time and any applicable indemnification agreements (copies of which have been provided to TranSwitch) will survive the Merger and continue in full force and effect following the Effective Time and the obligations related thereto will be assumed by TranSwitch. Until the expiration of any applicable statute of limitations, notwithstanding any changes to the corporate structure of the Surviving Corporation, TranSwitch will make commercially reasonable efforts to have any successor entity to TranSwitch assume such obligations under this Section 7.5 to the extent that the applicable statute of limitations has not expired. Notwithstanding the foregoing the provisions of such Charter Documents or agreements will have no effect on the obligations of any stockholders of Onex pursuant to Article X of this Agreement or the Escrow Agreement.

     7.6  Registration Statement.  TranSwitch will cause a registration
          ----------------------
statement on Form S-8 registering the maximum number of Total TranSwitch Merger Shares that may be issued in exchange for Outstanding Onex Options to be filed immediately after the Effective Time.

     7.7  Notice of Events.  Throughout the period between the date of this
          ----------------
Agreement and the Closing, TranSwitch will promptly advise and consult with Onex regarding any and all material adverse change to the representations, warranties and covenants of TranSwitch and Merger Sub contained in this Agreement.

     7.8  Third Party Beneficiaries. Sections 7.5 and 7.6 will survive the
          -------------------------
consummation of the Merger, are intended to benefit the stockholders of Onex that receive TranSwitch Merger Consideration (the "New TranSwitch
                                                   --------------
Stockholders"), will be binding on TranSwitch and its successors and assigns,
------------
and will be enforceable by the officers and directors of Onex and the New TranSwitch Stockholders.

     7.9  Blue Sky. TranSwitch shall use all commercially reasonable efforts
          --------
to obtain prior to the Effective Time all necessary permits and approvals required under Blue Sky Laws, subject to the accuracy of the representations and warranties of Onex and the stockholders in this Agreement and the Investment Agreements, to permit the distribution of the shares of TranSwitch Common Stock to be issued in accordance with the provisions of this Agreement.


                                 ARTICLE VIII

                             ADDITIONAL AGREEMENTS


     In addition to the foregoing, TranSwitch, Merger Sub, Onex and the Stockholders each agree to take the following actions after the execution of this Agreement.

     8.1  Investment Agreements. All resales of shares of TranSwitch Common
          ---------------------
Stock by the New TranSwitch Stockholders will be subject to the restrictions imposed by the investment agreements (the "Investment Agreements") in the form
                                           ---------------------
attached as Exhibit 8.1 and the registration rights agreement (the "Registration
                                                                    ------------
Rights Agreement") in the form attached as Exhibit 8.2, each of which will be
----------------
entered into by each New TranSwitch Stockholder and TranSwitch. TranSwitch will be entitled to place the legends as referred to in the form of Investment Agreement on each certificate evidencing any TranSwitch Common Shares to be received by New TranSwitch Stockholders pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for TranSwitch Common Shares consistent with the terms of the Investment Agreements.

     8.2  Legal Conditions to the Merger.   Each of TranSwitch, Merger Sub, Onex
          ------------------------------
and the Stockholders will use all reasonable best efforts to take actions necessary to comply promptly with all legal requirements which may be imposed on it or them, as the case may be, with respect to the Merger. Each of TranSwitch, Merger Sub, Onex and the Stockholders will use all reasonable best efforts to take all actions to obtain (and to cooperate with the other parties in obtaining) any consent required to be obtained or made by Onex, Merger Sub, or TranSwitch in connection with the Merger, or the taking of any action contemplated thereby or by this Agreement.

     8.3  Employee Benefits.
          -----------------

          (a) TranSwitch shall cause Merger Sub to provide all employees of Onex who are employed as of the date hereof with an offer letter in a form previously provided by TranSwitch to Onex, offering employment with Merger Sub upon terms and conditions to be determined solely by and in the discretion of Merger Sub and/or TranSwitch, and as described to counsel for Onex. Nothing contained herein will be considered as requiring Onex, TranSwitch or Merger Sub to continue any specific plan or benefit, or to confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter from Merger Sub.

          (b) Following the Effective Time, TranSwitch, in its discretion, shall either: (i) continue (or cause Onex to continue) to maintain the Onex Employee Plans as in effect immediately prior to the Effective Time, or (ii) arrange for each participant in Onex Employee Plans ("Onex Participants") to
                                                      -----------------
participate in any similar plans of TranSwitch ("TranSwitch Plans") in which
                                                 ----------------
similarly situated employees of TranSwitch participate, or (iii) a combination of clauses (i) and (ii). Each Onex Participant who continues to be employed by TranSwitch or any of its subsidiaries immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of eligibility to participate and vesting under TranSwitch Plans for years of service with Onex or its subsidiaries prior to the Effective Time. To the extent permitted by insurers of TranSwitch Plans, TranSwitch shall cause any and all pre-existing condition limitation eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to so such Onex Participants and their eligible dependants and shall provide them with credit for any co-payments and deductibles prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any TranSwitch Plans in which they are eligible to participate immediately after the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of Onex or the funding of any such benefit.

     8.4  Expenses.  Whether or not the Merger is consummated, all costs and
          --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including any filing fees and the expenses of investment banking, legal, accounting, professional or others services provided, including those related to the performance of covenants or the satisfaction of representations and warranties by Onex ("Transaction Expenses"), will be paid by
                                         --------------------
the party incurring such Transaction Expense; provided, however, that any Transaction Expenses incurred by Onex on or after June 15, 2001 shall be paid by Onex at or prior to Closing and the amount of such Transaction Expenses shall be deducted from the Total TranSwitch Merger Consideration by reducing the Total TranSwitch Merger Shares by an amount of shares equal to the amount of such Transaction Expenses divided by the TranSwitch Average Closing Price (without regard to Section 10.4); provided, further, that Onex will estimate and itemize any such Transaction Expenses of Onex prior to Closing and provide TranSwitch with a copy of such estimate at the Closing; and provided, further, that the provisions of this Section 8.4 shall not be construed to relieve a party from liability resulting from such party's breach of this Agreement.

     8.5  Additional Agreements. In case at any time after the Effective Time
          ---------------------
any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Onex, the proper officers and directors of each corporation which is a party to this Agreement will take all such necessary action.

     8.6  Public Announcements. Neither TranSwitch, Onex nor any of the
          --------------------
Stockholders will disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, advisors and accountants of the parties hereto, or except as TranSwitch determines in good faith to be required by applicable law) without the prior written agreement of TranSwitch and Onex. The initial press release concerning the Merger shall be a joint press release, provided, however, that, in the event that TranSwitch and Onex shall fail to agree on the content of such press release, nothing herein shall prevent TranSwitch from filing a press release individually in compliance with applicable securities laws.

     8.7  Hart-Scott-Rodino Filing. If and to the extent applicable, TranSwitch,
          ------------------------
Onex and each Stockholder who is obligated as a result of such Person's stock holding in TranSwitch or Onex agree to file, and to cause any other Person obligated to do so as a result of such Person's stock holdings in TranSwitch or Onex, a Notification and Report Form in accordance with the notification requirements of the HSR Act with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission within 10 business days of the date hereof and to use its and their reasonable best efforts to achieve the prompt termination or expiration of the waiting period or any extension thereof provided for under the HSR Act as a prerequisite to the consummation of the transactions provided for herein.

     8.8  (a)  Reorganization Treatment. Unless otherwise required by law, each
               ------------------------
of TranSwitch, Merger Sub and Onex shall (i) use reasonable efforts to cause the Merger to be treated as a reorganization described in Section 368(a) of the Code, (ii) not file any Tax Return or take any other position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code, and (iii) comply with the record-keeping and information reporting requirements set forth in Treas. Reg. (S) 1.368-3.

          (b)  Shares to be Issued in Lieu of Cash. Notwithstanding the
               ------------------------------------
provisions of Article II, if, on the Closing Date, TranSwitch reasonably concludes that the aggregate fair market value of the Total TranSwitch Merger Shares (less the Indemnification Escrow Shares and any of the TranSwitch Merger Shares that are subject to restriction pursuant to Section 2.1(e)) to be delivered to holders of Outstanding Onex Shares (the "Closing Shares") is likely to be less than 45% of the sum of (A) the aggregate fair market value of the Total TranSwitch Merger Consideration and (B) any other amounts properly treated for Tax purposes as non-equity consideration (the sum of (A) and (B) is referred to as the "Closing Consideration"), then, to the minimum extent necessary to achieve such 45% ratio, TranSwitch may in its discretion withhold a portion or all of the Applicable Cash Payment and in lieu thereof deliver to the holders of Preferred Stock an amount of TranSwitch Common Stock (the "Additional TranSwitch
                                                           ---------------------
Shares") equal in value to the portion of the Applicable Cash Payment so
------
withheld. The amount of cash to be withheld from the respective holders of Preferred Stock, and the amount of Additional TranSwitch Shares to be delivered in lieu thereof, shall be apportioned among the holders of Preferred Stock based on the relative percentages of the Applicable Cash Payment that such holders would have received in the absence of this Section 8.8.

                                  ARTICLE IX

                             CONDITIONS PRECEDENT


     9.1  Conditions to Each Party's Obligation to Effect the Merger. The
          ----------------------------------------------------------
respective obligations of each party to effect the Merger will be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a)  Governmental Approvals. Other than the filing of the Merger
               ----------------------
Documents with the Secretary of State of Delaware, all statutory requirements and all Consents of Governmental Entities legally required for the consummation of the Merger and the transactions contemplated by this Agreement will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the Merger or the other transactions contemplated hereby or be an Onex Material Adverse Effect or a TranSwitch Material Adverse Effect. If and to the extent applicable, the filing and waiting period requirements under the HSR Act will have been complied with and will have expired or terminated.

          (b)  No Restraints. No statute, rule or regulation, and no final and
               -------------
nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

          (c)  Tax-Free Reorganization. Onex shall have received a written
               -----------------------
opinion from Bingham Dana LLP and TranSwitch shall have received a written opinion from Testa, Hurwitz & Thibeault, LLP (each in form and substance reasonably satisfactory to all parties) to the effect that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. In preparing such tax opinions, counsel may rely on reasonable assumptions and reasonable representations relating thereto.

          (d)  Stockholder Approval. This Agreement and the Merger will have
               --------------------
been approved and adopted by the requisite vote of the stockholders of Onex, as required by the Delaware GCL and Onex's Charter Documents; provided, however, that the inclusion of this condition will not be construed in any way as excusing any of the Stockholders from fulfilling their covenant in Section 6.14 and further, provided, however, that this Section 9.1(d) does not serve as a waiver of the provisions of Section 9.2(h). Should less than all shareholders vote to approve this transaction, notwithstanding the fact that the legally minimum number of shareholders have in fact approved this transaction, it is required as a closing condition that the following shareholders and their affiliates have voted all of their shares of Onex to approve this transaction:
Venrock Entrepreneurs Fund, L.P., Venrock Associates, Venrock Associates III, L.P., SVE Star Ventures Enterprises No. VII, Star Seed Enterprise, SVM Star Ventures Management GmbH No. 3, SVM Star Ventures Management GmbH and Co. No. 3, Signal Lake, TSF Entrepreneurial Roundtable I, L.P., Subhash Roy, Phil Nyborg, and Dan Curtis.

     9.2  Conditions of Obligations of TranSwitch and Merger Sub. The
          ------------------------------------------------------
obligations of TranSwitch and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by TranSwitch and Merger
Sub:

          (a)  Representations and Warranties of Onex and the Management. The
               ---------------------------------------------------------
representations and warranties of Onex and the Management set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) as otherwise contemplated by this Agreement, (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of TranSwitch, and (iii) for representations and warranties specifically limited to an earlier date(s). TranSwitch will have received a certificate signed by or on behalf of the president, the chief financial officer and the chief technology officer of Onex in both their personal and corporate capacities to such effect on the Closing Date.

          (b)  Performance of Obligations of Onex and the Stockholders. Onex and
               -------------------------------------------------------
the Stockholders will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except (i) as otherwise contemplated or permitted by this Agreement, and (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of TranSwitch, and TranSwitch will have received a certificate signed by the president, the chief financial officer and the chief technology officer of Onex to such effect on the Closing Date.

          (c)  Investment and Escrow Agreements. TranSwitch will have received
               --------------------------------
from stockholders of Onex constituting all of the Outstanding Onex Shares (other than TranSwitch) duly executed Investment Agreements and from the holders of at least 95% of the Outstanding Onex Shares and 95% in number of the holders of Outstanding Onex Shares duly executed Escrow Agreements. With respect to the Investment Agreements only, this condition may be waived as to any individual stockholder after consultation and approval by counsel to TranSwitch, in its sole discretion.

          (d)  Legal Action. There will not be overtly threatened or pending any
               ------------
action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from TranSwitch, Merger Sub or Onex as a result of such transactions; or (ii) seeking to prohibit or impose any limitations on TranSwitch's ownership or operation of all or any portion of Onex's business or assets, or to compel TranSwitch to dispose of or hold separate all or any portion of its or Onex's business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on TranSwitch's ability to receive the anticipated benefits of the Merger and the employment of the individuals referenced in
Schedule 9.2.

          (e)  Opinion of Counsel. TranSwitch will have received opinions dated
               ------------------
as of the Closing Date of Bingham Dana LLP, counsel to Onex, substantially in the form attached as Exhibit 9.2, and Roger Barzun, Esq., counsel to Onex, in form and substance reasonably satisfactory to TranSwitch.

          (f)  Consents. TranSwitch will have received duly executed copies of
               --------
all Consents specified in the Onex Disclosure Schedule, and there will not be any material Consents which have not been received and are required to be disclosed in Onex Disclosure Schedule which have not been so disclosed, in each case except for such thereof as TranSwitch and Onex will have agreed in writing will not be obtained.

          (g)  Termination of Rights and Certain Securities. Any registration
               --------------------------------------------
rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of Onex will have been terminated or waived or satisfied as of the Closing, other than rights under the Registration Rights Agreement.

          (h)  Parachute Payments. Any Parachute Payments will have been
               ------------------
approved by the percentage of holders of the Outstanding Onex Shares as required by law (as reasonably interpreted by counsel for TranSwitch).

          (i)  Corporate Proceedings Satisfactory. All corporate and other
               ----------------------------------
proceedings to be taken by Onex in connection with the transactions contemplated hereby and all documents incident thereto will be reasonably satisfactory in form and substance to TranSwitch and its counsel, and TranSwitch and its counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

          (j)  Securities Law Compliance. TranSwitch will be satisfied that the
               -------------------------
approval of the Merger, this Agreement and all associated transactions by the stockholders of Onex and the issuance of TranSwitch Merger Shares hereunder will have been conducted in compliance with Regulation D under the Securities Act;

          (k)  Reserved.
               --------

          (l)  Termination of 401k Plan. The Onex Board of Directors will have
               ------------------------
passed and not rescinded resolutions satisfactory to TranSwitch's counsel effectively terminating Onex's 401(k) Plan immediately prior to the Closing, unless otherwise instructed by TranSwitch prior to the Closing. Onex shall further cause Mark Duffy to resign as a trustee to the 401(k) plan.

          (m)  Release of Claims. All (i) holders of Preferred Stock, (ii) Key
               -----------------
Employee Lock-Up Parties and (ii) each such other stockholder as TranSwitch in its sole discretion shall require (other than TranSwitch or any of its affiliates), shall have executed a Release of Claims in the form attached as
Exhibit 9.2(m); provided, however, that TranSwitch may waive this condition as to any individual stockholder in the sole discretion of TranSwitch after reasonable consultation with Onex.

          (n)  FIRPTA Certificate. Onex shall have delivered to TranSwitch a
               ------------------
properly executed statement certifying that Onex has not been a "United States real property holding company" within the meaning of Section 897(c)(2) of the Code during the five year period prior to the Closing Date in a form reasonably acceptable to TranSwitch.

          (o)  Completion of Audited Financial Statements.
               ------------------------------------------
PricewaterhouseCoopers shall have completed and delivered audited financial statements of Onex and shall have delivered copies to TranSwitch prior to the Closing Date.

          (p)  Annual Reports on Form 5500. Onex shall have filed all annual
               ---------------------------
reports on Form 5500 required to be filed with the Internal Revenue Service for fiscal year 2000 for each Plan, and shall have delivered copies to TranSwitch prior to the Closing Date.

          (q)  Clearance Certificates. Onex shall have delivered to TranSwitch
               ----------------------
such clearance certificate(s) or similar document(s) as may be required by any Tax authority to relieve TranSwitch of any obligation to withhold Taxes in connection with the transactions set forth in the Agreement.

          (r)  Termination of Fleet Line of Credit. Onex shall have no balance
               -----------------------------------
outstanding on its line of credit with Fleet National Bank, shall have terminated its Term Note and all other collateral agreements with Fleet National Bank, and shall have delivered evidence of such termination to TranSwitch prior to the Closing Date provided, however, that any such documents relating to such termination may become effective immediately prior to the Closing.

          (s)  Assignment of Certain Agreements. (i) IBM shall have consented to
               --------------------------------
the assignment as of the Closing Date of the Custom Sales Agreement between Onex and IBM, as amended, to Merger Sub; (ii) Tensilica shall have consented to the assignment as of the Closing Date of the Time-Based License Agreement between Onex and Tensilica, as amended, to Merger Sub; and (iii) Washington University shall have consented to the assignment as of the Closing Date of the License Agreement between Onex and Washington University, as amended, to Merger Sub.

          (t)  Employment and Noncompetition Agreements. All of the key
               ----------------------------------------
employees set forth in Schedule 9.2(u)(1) herein and such other members of Onex's technical staff as determined by TranSwitch in its sole discretion to be required to operate Onex's business in the ordinary course who were employed by Onex on the date of signing shall have accepted an offer of employment with Merger Sub (such offer to be contingent upon the Closing), executed an offer letter, an Assignment of Inventions, Covenants Against Disclosure, Solicitation, Competition, Violation of USEEA and Misuse of Intellectual Property Agreement in the form previously provided by TranSwitch to Onex and a Lock-Up Agreement in the form attached hereto as Exhibit 6.24 (as to the non-Key Employee Lock-Up Parties)or Exhibit 9.2(u) (as to the Key Employee Lock-Up Parties as defined below), as applicable, and taken no action to rescind such acceptance of employment as of the Closing Date, provided, however, that TranSwitch may waive this condition as to any particular employee in the sole discretion of TranSwitch after reasonable consultation with Onex.

          (u)  Key Employee Lock-Up Agreements. Schedule 9.2(u)(1) contains a
               -------------------------------
complete list of each holder of Onex Common Stock, Preferred Stock or Outstanding Onex Options who is a key employee of Onex or who will, as a result of the Merger, become a key employee of Merger Sub (collectively, the "Key
                                                                       ---
Employee Lock-Up Parties"); and each of such Key Employee Lock-Up Parties shall
------------------------
have executed a lock-up agreement in the form attached hereto as Exhibit 9.2(u), which such agreement shall preclude the lock-up parties from selling, offering for sale, pledging, hypothecating, transferring or otherwise disposing of any TranSwitch Common Stock or securities exchangeable or exercisable for TranSwitch Common Stock for a period of one year following the Closing Date.

          (v)  Milestone Option Programs. Onex shall have terminated the 2000
               -------------------------
and 2001 option milestone program being offered to employees of Onex under the 1999 Stock Incentive Plan.

          (w)  Independent Contractors. All current and former independent
               -----------------------
contractors performing technical work for Onex shall have executed Onex's standard form Invention, Non-Disclosure and Non-Competition Letter Agreement.

          (x)  Beta Bonus Program. Onex shall have terminated and have no
               ------------------
payments or awards or promised payments or awards outstanding pursuant to the bonus plan for on-time Beta delivery of Onex's product to any employee of Onex.

          (y)  Internal Awards and Exceptional Performance Spot Reward Program.
               ---------------------------------------------------------------
Onex shall have terminated its internal referral awards program and its exceptional performance spot reward program and shall have paid in full all outstanding internal referral awards and exceptional performance awards due to employees or other individuals in connection with the recruitment of employees who accept employment with Onex or their exceptional performance with Onex, as applicable and shall have terminated such programs no later than the Closing Date.

     9.3  Conditions of Obligation of Onex.    The obligation of Onex and the
          --------------------------------
Stockholders to effect the Merger is subject to the satisfaction of the following conditions unless waived by Onex and the Stockholders:

          (a)  Representations and Warranties of TranSwitch and Merger Sub. The
               -----------------------------------------------------------
representations and warranties of TranSwitch and Merger Sub set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Onex will have received a certificate signed on behalf of TranSwitch by a duly authorized officer of TranSwitch to such effect.

          (b)  Performance of Obligations of TranSwitch and Merger Sub.
               -------------------------------------------------------
TranSwitch and Merger Sub will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and Onex will have received a certificate signed on behalf of TranSwitch by officers of TranSwitch and Merger Sub to such effect.

          (c)  Opinion of TranSwitch's Counsel. Onex and the Stockholders will
               -------------------------------
have received an opinion dated the Closing Date of Testa, Hurwitz & Thibeault, LLP, substantially in the form attached as Exhibit 9.3.

          (e)  Escrow and Registration Right Agreements. TranSwitch shall have
               ----------------------------------------
duly executed and delivered the Escrow Agreement and the Registration Rights Agreement.

          (f)  Legal Action. There will not be overtly threatened or pending any
               ------------
action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Onex or the Stockholders as a result of the transactions contemplated by this Agreement, or
(ii) restricting in any way the receipt, ownership, or ability to dispose of the consideration to be received by any stockholder of Onex in the transactions contemplated by this Agreement; provided, however, that Onex and the Stockholders will automatically be deemed to waive this condition if TranSwitch agrees to indemnify, defend and hold any such named party harmless against any such action.

          (g)  Corporate Proceedings Satisfactory. All corporate and other
               ----------------------------------
proceedings to be taken by TranSwitch in connection with the transactions contemplated hereby and all documents incident thereto will be reasonably satisfactory in form and substance to Onex and its counsel, and

Onex and its counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.


                                   ARTICLE X

                                INDEMNIFICATION


     10.1  Indemnification Relating to Agreement. Subject to Sections 10.4 and
           -------------------------------------
10.6, the Stockholders and, as an integral term of the Merger, all other stockholders of Onex who accept the TranSwitch Merger Consideration and execute the Escrow Agreement (which is a condition to receiving such consideration), jointly and severally, hereby agree to defend, indemnify and hold TranSwitch harmless from and against, and to reimburse TranSwitch with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys' fees), determined as provided in
Section 10.4 ("Indemnifiable Amounts"), of every nature whatsoever incurred by
               ---------------------
TranSwitch (which will be deemed to include any of the foregoing incurred by the Surviving Corporation) by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than TranSwitch) that constitutes a breach, by Onex or any of the Management of any representation or warranty of Onex or the Management contained in this Agreement or in any certificate or other document delivered to TranSwitch pursuant to this Agreement, other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of TranSwitch, (ii) the failure, partial or total, of Onex or any of the Management to perform any agreement or covenant required by this Agreement to be performed by it or them other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of TranSwitch, and (iii) any federal or state Tax liability, or asserted liability, of Onex attributable to periods (or any portion thereof) ending on or prior to the Closing but only to the extent such liabilities were not accrued for on the Unaudited Balance Sheet; provided, however, that all Indemnifiable Amounts shall be reduced and offset by any insurance proceeds actually received by TranSwitch or the Surviving Corporation by reason of the event or circumstances giving rise to such Indemnifiable Amount. The foregoing obligations to indemnify TranSwitch will be determined without regard to any right to indemnification to which any Person may have in his or her capacity as an officer, director, employee, agent or any other capacity of Onex, and no stockholder of Onex will be entitled to any indemnification from Onex or the Surviving Corporation for amounts paid hereunder; provided, however, that the Management shall be entitled to be indemnified by the stockholders of Onex for reasonable attorneys' fees paid in connection with their defense of any claim by TranSwitch or a third party pursuant to this Article X, with such fees to be paid out of the Escrow Shares. There will be no right of contribution or subrogation from TranSwitch or the Surviving Corporation for indemnification payments made by or for the account of the stockholders.

     10.2  Third Party Claims. With respect to any claims or demands by third
           ------------------
parties as to which TranSwitch may seek indemnification hereunder, other than claims or demands covered by Section 10.3, whenever TranSwitch receives a written notice that such a claim or demand has been asserted or threatened, TranSwitch will promptly notify the "Indemnification Representative" (as
                                     ------------------------------
designated in the Escrow Agreement) of such claim or demand and of the facts within TranSwitch's knowledge that relate thereto within a reasonable time after receiving such written notice. The Indemnification Representative will then have the right to defend, contest, negotiate or settle any such claim or demand through counsel of his own selection, satisfactory to TranSwitch, and solely at the stockholders' own cost and expense, which costs and expenses will be payable out of the property being held pursuant to the Escrow Agreement. Notwithstanding the preceding sentence, the Indemnification Representative will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of TranSwitch, which consent will not be unreasonably withheld. Without limiting TranSwitch's rights to object for other reasons, TranSwitch may object to a settlement or compromise which includes any provision which in its reasonable judgment may have a TranSwitch Material Adverse Effect. If the Indemnification Representative gives notice to TranSwitch within twenty (20) calendar days after TranSwitch has notified the Indemnification Representative that any such claim or demand has been made in writing, that the Indemnification Representative elects to have TranSwitch defend, contest, negotiate, or settle any such claim or demand, then TranSwitch will have the right to contest and/or settle any such claim or demand and seek indemnification pursuant to this Article X as to any Indemnifiable Amounts; provided, however, that TranSwitch will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent (which may include a general or limited consent) of the Indemnification Representative, which consent will not be unreasonably withheld. If the Indemnification Representative fails to give written notice to TranSwitch of his intention to contest or settle any such claim or demand within twenty (20) calendar days after TranSwitch has notified the Indemnification Representative that any such claim or demand has been made in writing, or if any such notice is given but any such claim or demand is not contested by the Indemnification Representative within a reasonable time thereafter, TranSwitch will have the right to contest and/or settle any such claim or demand in its sole discretion and seek indemnification pursuant to this Article X as to any Indemnifiable Amounts.

     10.3  Tax Contests. Notwithstanding any of the foregoing, TranSwitch will
           ------------
have the right to conduct any Tax audit or other Tax contest relating to the Surviving Corporation. TranSwitch will conduct any such Tax audit or other Tax contest in good faith. With respect to any matters relating to such Tax audits or other Tax contests as to which TranSwitch may seek indemnification hereunder, TranSwitch shall consult with the Indemnification Representative and allow him to comment before taking any position or making any written submission with any Governmental Entity with regard to any Indemnifiable matter.

     10.4  Limitations. Notwithstanding any other provision in this Article X,
           -----------
TranSwitch will be entitled to indemnification only to the extent that the aggregate Indemnifiable Amounts exceed Three Hundred Fifty Thousand Dollars ($350,000.00) (the "Threshold Amount"), provided that at such time as the amount
                    ----------------
to which TranSwitch is entitled to be indemnified exceeds the Threshold Amount, TranSwitch shall be entitled to be indemnified up to the full Indemnifiable Amounts including the Threshold Amount. The aggregate amount to which TranSwitch will be entitled to be indemnified will not exceed the dollar value of the Indemnification Escrow Shares with such number of shares of TranSwitch Common Stock being determined by dividing (i) the total dollar value to which TranSwitch is entitled to be indemnified by, and (ii) the average of the last reported sale price of the TranSwitch Common Stock on the Nasdaq National Market for the 5 trading days ending the day immediately preceding the date such claim is to be paid pursuant to this Article X and the Escrow Agreement, and the liability of any single stockholder for indemnification obligations after the termination of the Escrow Agreement shall be further limited to such stockholder's pro rata share of any Indemnifiable Amounts based on the number of shares of TranSwitch Common Stock received by such stockholder at the Closing relative to the aggregate number of Indemnification Escrow Shares.

TranSwitch will first seek reimbursement of any Indemnifiable Amounts pursuant to the provisions of the Escrow Agreement, but may seek indemnification hereunder with respect to any deficiency relating to Tax, ERISA, fraud and willful misstatements or omissions in any Indemnifiable Amounts not satisfied by the property held pursuant to the Escrow Agreement after the termination of the Escrow Agreement. Notwithstanding anything to the contrary contained in this Agreement, no member of Management shall have any liability for any breach of representations and warranties made under this Agreement other than in his capacity as a Stockholder and no such member of Management shall be named in any lawsuit filed by TranSwitch, or any subsidiary or affiliate of TranSwitch for any breach of representations and warranties made under this Agreement other in his capacity as a Stockholder. For the avoidance of doubt, the members of Management are parties to this Agreement as members of Management solely for the purposes of making the representations and warranties contained in Article III.

     10.5  Binding Effect. The indemnification obligations contained in this
           --------------
Article X are an integral part of this Agreement and the Merger in the absence of which TranSwitch would not have entered into this Agreement.

     10.6  Time Limit. The representations, warranties, covenants and
           ----------
agreements of Onex and the Management set forth in this Agreement will survive the Closing and the consummation of the transactions contemplated by this Agreement, but any claims with respect thereto may be made only on or before the first yearly anniversary of the date of this Agreement; provided, however, that claims alleging fraud or willful misstatements or omissions of Onex or the Management may be made only on or before the third yearly anniversary of the Closing Date and claims relating to Tax and ERISA matters may be made only on or before the expiration of the applicable Tax or ERISA statute of limitations, as the case may be.

     10.7  Sole Remedy. Notwithstanding any other provision in this Agreement
           -----------
to the contrary, the provisions of this Article X and the provisions of the Escrow Agreement will be the sole and exclusive remedy of (and corresponding liability of any stockholder of Onex, in such stockholder's capacity as such,
to) TranSwitch, Merger Sub and the Surviving Corporation for any damage, claim, cause of action or right of any nature arising out of or relating to this Agreement, the certificates or other documents executed or delivered herewith, or the transactions contemplated hereby including any claims against Management in their individual capacities; provided, however, that the stockholders shall be jointly and severally liable for payment to TranSwitch of any indemnification (up to the maximum number of Indemnification Escrow Shares less any shares withheld for previously paid claims) for any claims made after the termination of the escrow that allege fraud or willful misstatements or omissions of Onex or the Management (for a period of up to 3 years) or relating to Tax or ERISA (until the expiration of the applicable statute of limitations).


                                  ARTICLE XI

                                   RESERVED

                                  ARTICLE XII

                                  TERMINATION


     12.1  Mutual Agreement. This Agreement may be terminated at any time prior
           ----------------
to the Effective Time by the written consent of TranSwitch and Onex.

     12.2  Termination by TranSwitch. This Agreement may be terminated by
           -------------------------
TranSwitch (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to Onex, if there has been a material breach by Onex or a Stockholder of any representation, warranty, covenant or agreement set forth in the Transaction Documents, which breach would result in a failure to satisfy the closing conditions contained in Section 9.3 and has not been cured within five (5) business days following receipt by Onex of notice of such breach.

     12.3  Termination by Onex. This Agreement may be terminated by Onex
           -------------------
(provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to TranSwitch, if there has been a material breach by TranSwitch of any representation, warranty, covenant or agreement set forth in the Transaction Documents, which breach would result in a failure to satisfy the closing conditions contained in Section 9.4 and has not been cured within five
(5) business days following receipt by TranSwitch of notice of such breach,

     12.4  Outside Date. This Agreement may be terminated by TranSwitch alone
           ------------
or by Onex alone by means of written notice if the Effective Time does not occur on or prior to September 28, 2001; provided, however, that the right to terminate this Agreement pursuant to the preceding clause will not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the failure of the Effective Time to occur on or before such date.


     12.5  Effect of Termination. In the event of termination of this Agreement
           ---------------------
 by either Onex or TranSwitch as provided in this Article, this Agreement will forthwith become void and have no effect, and there will be no liability or obligation on the part of TranSwitch, Onex, Merger Sub, the Stockholders or their respective officers or directors, except that (i) the provisions of Sections 8.4, 8.6, and 13.2 will survive any such termination and abandonment, and (ii) no party will be released or relieved from any liability arising from the willful breach by such party prior to termination of any of its representations, warranties, covenants or agreements as set forth in this Agreement.


                                  ARTICLE XIII

                                 MISCELLANEOUS


     13.1  Entire Agreement. This Agreement, including the exhibits, schedules
           ----------------
and other agreements delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting that subject matter.

     13.2  Governing Law; Consent to Jurisdiction. The Merger will be governed
           --------------------------------------
by the laws of the State of Delaware. Legal proceedings relating to this Agreement, the agreements executed in connection with this Agreement or the transactions contemplated hereby or thereby that are commenced against TranSwitch, Onex, the Surviving Corporation or any Stockholder may be commenced only in the state or federal courts in or for Boston, Massachusetts. Each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing provisions will not be construed to preclude any party from bringing a counter-claim in any action or proceeding properly commenced in accordance with the foregoing provisions. Process in any such action or proceeding may be served on any party anywhere in the world. Notwithstanding the foregoing, any dispute relating to a claim under the Escrow Agreement will be resolved in accordance with the arbitration provisions of the Escrow Agreement.

     13.3  Notices. All notices, requests, demands or other communications
           -------
which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier, or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

     If to TranSwitch or Merger Sub     TranSwitch Corporation
                                        Three Enterprise Drive
                                        Shelton, Connecticut
                                        Attention: Peter J. Tallian
                                        Telephone No.: (203) 929-8810
                                        Fax No.: (203) 925-4979

                                        With copies to:

                                        Testa, Hurwitz & Thibeault, LLP
                                        125 High Street
                                        Boston, Massachusetts 02110
                                        Attention: Timothy C. Maguire, Esq.
                                        Telephone No.: (617) 248-7000
                                        Fax No.: (617) 248-7100

     If to Onex:              Onex Communications Corporation
                              34 Crosby Drive
                              Bedford, MA 01730
                              Attention:  Philip Nyborg, President
                              Telephone No.:  (781) 276-4106
                              Fax No.:  (781) 276-4159

                              With a copy to:

                              Venrock Associates
                              One Canal Park
                              Suite 1120
                              Cambridge, MA 02142
                              Attention:  Joseph Casey
                              Telephone No.:  (617) 679-0300
                              Fax No.:  (617) 679-0301

                              Bingham Dana LLP
                              150 Federal Street
                              Boston, Massachusetts 02109
                              Attention:  Gerald J. Kehoe
                              Telephone No.:  (617) 951-8593
                              Fax No.:  (617) 951-8736

     If to the Exchange Agent, to the address set forth in the agreement for services related to the Merger executed by TranSwitch and the Exchange Agent.

     If to the Indemnification Representative, to the address set forth in the Escrow Agreement.

     If to the Stockholders, to the address set forth in each Stockholder's Investment Agreement.

     Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 13.3.

     13.4  Severability. If any provision of this Agreement is held to be
           ------------
unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

     13.5  Survival of Representations and Warranties. All representations and
           ------------------------------------------
warranties contained in this Agreement, including the exhibits and schedules delivered pursuant to this Agreement, will survive the Effective Time, but any claims for breach thereof may only be made within any applicable time limits specified herein or in the Escrow Agreement.

     13.6  Assignment. No party to this Agreement may assign, by operation of
           ----------
law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of Onex, Merger Sub and TranSwitch, which consent may be withheld in the absolute discretion of the party asked to grant such consent; provided however, that no such assignment which materially adversely reflects the rights of a Stockholder will be made without the written consent of such Stockholder. Any attempted assignment by Merger Sub or TranSwitch, on the one hand, or by Onex, on the other hand, in violation of this Section 13.6 will be voidable and will entitle Onex or TranSwitch, respectively, to terminate this Agreement at its option.

     13.7   Counterparts. This Agreement may be executed in two or more
            ------------
partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument. The execution and delivery of a Signature Page to Agreement and Plan of Reorganization in the form annexed to this Agreement, including a facsimile copy of the actual signature, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

     13.8   Amendment. This Agreement may not be amended except by an instrument
            ---------
in writing executed by Onex, Merger Sub and TranSwitch; provided however, that no such amendment which materially adversely affects the rights or obligations of any Stockholder will be made without the written consent of such Stockholder.

     13.9   Extension, Waiver. At any time prior to the Effective Time, any
            -----------------
party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto to the party extending such time, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

     13.10  Interpretation. When a reference is made in this Agreement to
            --------------
Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein will be deemed in each case to be followed by the words "without limitation." The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     13.11  Knowledge. For purposes of this Agreement, the term "knowledge"
            ---------
(including any derivation thereof such as "know" or "knowing" and regardless of whether such word starts with an initial capital) in reference to Onex will mean the knowledge of the directors and Management of Onex.

     13.12  Transfer, Sales, Documentary, Stamp and Other Similar Taxes. Any
            -----------------------------------------------------------
and all transfer, sales, documentary, stamp and other similar Taxes imposed in connection with the transactions contemplated by this Agreement will be paid by the stockholder of Onex with respect to which such Tax relates. At TranSwitch's discretion, the amount paid to any Person pursuant to this Agreement will be reduced by the amount of Taxes payable by such Person pursuant to this Section
13.12. Any amounts so withheld will be promptly remitted to the appropriate taxing authority.

        (The remainder of this page has been left blank intentionally.)

                               Signature Page to
                     Agreement and Plan of Reorganization


     IN WITNESS WHEREOF, TranSwitch Corporation, Merger Sub, Onex Communications Corporation, Management and the Stockholders have executed this Agreement as of the date first written above.

TRANSWITCH CORPORATION                           ONEX COMMUNICATIONS
                                                 CORPORATION

By: /s/ Robert G. Pico                           By: /s/ Phillip S. Nyborg
    -----------------------                          -----------------------
     Title: Vice President,                           Title: President
            Business Development


Onex Acquisition Corporation

By: /s/ Robert Pico
    -----------------------
     Title: Vice President,
            Business Development


STOCKHOLDERS:

Name of Stockholder:  Venrock Associates
By: ______________________

By: /s/ Joseph E. Casey
    ______________________
     Title, if any: General Partner


Name of Stockholder:  Venrock Associates III, L.P.
By:  Venrock Management III LLC
 Its:  General Manager

By: /s/ Joseph E. Casey
    ______________________
     Title, if any: General Partner

Name of Stockholder:  Venrock Entrepreneurs Fund, L.P.
By:  Venrock Management III LLC
 Its:  General Manager

By: /s/ Joseph E. Casey
    ______________________
     Title, if any: General Partner

Name of Stockholder:  SVE Star Ventures Enterprises No.
VII, a German Civil Law Partnership (with limitation of liability)
("SVE VII")

By: /s/ Meir Barel
    _____________________

By: SVM Star Ventures Management
    GmbH Nr. 3
    _____________________
     Title, if any: Managing Partner
                By: Dr. Meir Barel
             Title: Managing Director


Name of Stockholder:  Star Seed Enterprise, a German
Civil Law Partnership (with limitation of liability)

By: /s/ Meir Barel
    _____________________

By: Star-Seed Management GmbH
    _____________________
     Title, if any: Managing Partner
                By: Dr. Meir Barel
             Title: Managing Director


Name of Stockholder:  SVM Star Ventures
Managementgesellschaft mbH Nr. 3

By: /s/ Meir Barel
    _____________________

By: Dr. Meir Barel
    _____________________
     Title, if any: Managing Director

Name of Stockholder:  SVM Star Ventures
Managementgesellschaft mbH Nr. 3 & Co.
Beteiligungs KG Nr. 3 ("SVE VIII")

By: /s/ Meir Barel
    _____________________

By: SVM Star Ventures Management GmbH Nr. 3
    _____________________
     Title, if any: Managing Partner
                By: Dr. Meir Barel
             Title: Managing Director

Name of Stockholder:  St. Paul Venture Capital
Affiliates Fund I, LLC

By: St. Paul Venture Capital Inc. its Manager
    _____________________

By: /s/ Frederick R. Boswell
    _____________________
     Title, if any: Executive Vice President


Name of Stockholder:  St. Paul Venture Capital V, LLC
By: /s/ Frederick R. Boswell
    _____________________
By:
    _____________________
     Title, if any: Managing Member


Name of Stockholder:  Signal Lake Venture Fund, L.P.
By: Signal Lake LLC, its general partner
    _____________________

By: /s/ Michael Weingarten
    _____________________
     Title, if any: Managing Member

Name of Stockholder:  International Business Machines Corporation
By: _____________________
By: _____________________
     Title, if any


Name of Stockholder:  Bart Stuck

By: _____________________
     Title, if any


Name of Stockholder:  Albert E. Paladino

By: /s/ Albert E. Paladino
    ----------------------
     Title, if any


Name of Stockholder:  Daniel Curtis
Signing in his capacity as Chief Financial Officer and In his individual capacity

By: /s/ Daniel Curtis
    ----------------------
     Title, if any: Vice President and Chief Financial Officer


Name of Stockholder:  Phil Nyborg,
Signing in his capacity as President of Onex and In his individual capacity

By: /s/ Phillip S. Nyborg
    ----------------------
     Title, if any: President


Name of Stockholders:  Subhash Roy
Signing in his capacity as Chief Technology Officer
Of Onex and in his individual capacity

By: /s/ Subhash Roy
    ----------------------
     Title, if any: Chief Technology Officer


Name of Stockholders:  Menachem Abraham

By: /s/ Menachem Abraham
    _____________________
     Title, if any

Member of the Board of Directors:  Joseph Casey

By: _____________________
     Title, if any


Member of the Board of Directors:  Dr. Frederic Boswell

By: _____________________
     Title, if any


Member of the Board of Directors:  Benny Hanigal

By: _____________________
     Title, if any


Member of the Board of Directors:  James G. Bass

By: _____________________
     Title, if any